Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

CENTURY COMMUNITIES, INC.,

CASA ACQUISITION CORP.,

and

UCP, INC.

Dated April 10, 2017

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Company Knowledge Group
Exhibit C	Parent Knowledge Group

SCHEDULES

Company Schedules

Parent Schedules

-iii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 9.03
Adjusted Option	Section 2.03(a)
Affiliate	Section 9.03
After Consultation	Section 9.03
Agreement	Preamble
Anti-Takeover Laws	Section 3.03(b)
Appraisal Shares	Section 2.01(c)
Benefit Protection Period	Section 6.04(a)
Business Day	Section 9.03
Canceled Shares	Section 2.01(a)
Cash Consideration	Section 2.01(b)(i)
Cash Consideration for Fractional Shares	Section 2.02(d)
Certificate of Merger	Section 1.03
Certificates	Section 2.01(b)(ii)
Class B Stock	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Benefit Plans	Section 3.19(a)
Company Board	Section 3.03(b)
Company By-laws	Section 3.01(b)
Company Capital Stock	Section 3.02(a)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Contracts	Section 3.12(a)
Company Employees	Section 6.04(a)
Company ERISA Affiliate	Section 9.03
Company Financial Advisor	Section 3.22
Company Financial Statements	Section 3.05(b)
Company Intellectual Property	Section 9.03
Company Intervening Event	Section 9.03
Company IT Systems	Section 3.11
Company Material Adverse Effect	Section 9.03
Company Option	Section 2.03(a)
Company Pension Plans	Section 3.19(a)
Company Preferred Stock	Section 3.02(a)
Company Property	Section 3.09(b)
Company Qualifying Transaction	Section 6.06(c)
Company Recommendation	Section 3.03(b)
Company Recommendation Change	Section 5.02(d)
Company Recommendation Change Notice	Section 5.02(e)

Company Registered IP	Section 3.10(a)
Company Restricted Stock Unit	Section 2.03(b)
Company Schedules	Article III
Company SEC Documents	Section 3.05(a)
Company Stock Plan	Section 9.03
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 6.01(e)
Company Subsidiaries	Section 3.01(a)
Company Trade Secrets	Section 9.03
Company Takeover Proposal	Section 9.03
Company Treasury Stock	Section 3.02(a)
Confidentiality Agreement	Section 6.02(c)
Consent	Section 3.04(b)
Contract	Section 3.02(a)
Control	Section 9.03
DGCL	Section 1.01
Effective Time	Section 1.03
Enforceability Exceptions	Section 3.03(a)
Environmental Laws	Section 9.03
Environmental Permits	Section 9.03
Equity Award Exchange Ratio	Section 2.03(d)
Equity Interest	Section 9.03
ERISA	Section 3.19(a)
Exchange	Section 6.111
Exchange Act	Section 9.03
Exchange Agent	Section 2.02(a)
Exchange Agreement	Recitals
Exchange Fund	Section 2.02(a)
Exchange Request	Section 6.111
Filed Company SEC Documents	Section 9.03
Filed Parent SEC Documents	Section 9.03
Filing	Section 3.04(b)
GAAP	Section 9.03
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 9.03
Intellectual Property	Section 9.03
Intended Tax Treatment	Section 3.15(l)
Judgment	Section 9.03
Knowledge	Section 9.03
Law	Section 9.03
Leased Property	Section 3.09(b)
Lien	Section 9.03
Maximum Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.01(b)(ii)
Merger Sub	Preamble

-iv-

INDEX OF DEFINED TERMS

(Continued)

NYSE	Section 9.03
Offsite Facility	Section 9.03
Ordinary Course of Business	Section 9.03
Outside Date	Section 8.01(b)(i)
Owned Property	Section 3.09(a)
Parent	Preamble
Parent Benefit Plans	Section 4.19(a)
Parent Board	Section 4.03(c)
Parent By-laws	Section 4.01(b)
Parent Capital Stock	Section 4.02(a)
Parent Charter	Section 4.01(b)
Parent Common Stock	Recitals
Parent Contracts	Section 4.12(a)
Parent ERISA Affiliate	Section 9.03
Parent Financial Advisor	Section 4.22
Parent Financial Statements	Section 4.05(c)
Parent Intellectual Property	Section 9.03
Parent IT Systems	Section 4.11
Parent Leased Property	Section 4.09(b)
Parent Material Adverse Effect	Section 9.03
Parent Options	Section 9.03
Parent Offsite Facility	Section 9.03
Parent Owned Property	Section 4.09(a)
Parent Pension Plans	Section 4.19(a)
Parent Preferred Stock	Section 4.02(a)
Parent Property	Section 4.09(b)
Parent Registered IP	Section 4.10(a)
Parent Restricted Stock	Section 9.03
Parent Restricted Stock Unit	Section 9.03
Parent Schedules	Article IV
Parent SEC Documents	Section 4.05(a)
Parent Stock Plan	Section 9.03
Parent Stock Value	Section 9.03
Parent Subsidiaries	Section 4.01(a)
Parent Trade Secrets	Section 9.03
Permits	Section 3.13
Permitted Lien	Section 9.03

Person	Section 9.03
PICO	Recitals
PICO Membership Interests	Section 9.03
Prior Company Bidders	Section 5.02(a)
Proceeding	Section 9.03
Proxy Statement	Section 9.03
Reference Date	Section 3.02(a)
Related Persons	Section 9.03
Release	Section 9.03
Relevant Date	Section 3.05(a)
Representation Letters	Section 6.08(c)
Representative	Section 9.03
S-4 Registration Statement	Section 9.03
Sarbanes-Oxley Act	Section 9.03
SEC	Section 9.03
Section 262	Section 2.01(c)
Securities Act	Section 9.03
Significant Company Subsidiary	Section 3.01(a)
Significant Parent Subsidiary	Section 4.01(a)
Standstill Agreements	Section 9.03
Stock Consideration	Section 2.01(b)(i)
Stock Exchange Ratio	Section 2.01(b)(i)
Subsidiary	Section 9.03
Superior Company Proposal	Section 9.03
Surviving Corporation	Section 1.01
Tax Opinions	Section 6.08(c)
Tax Return	Section 9.03
Taxes	Section 9.03
Transaction Litigation	Section 6.09
Transactions	Section 1.01
Transfer Taxes	Section 6.08
UCP LLC	Recitals
UCP LLC Agreement	Section 9.03
Voting Agreement	Recitals
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)
willful breach	Section 9.03

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on April 10, 2017 by and among Century Communities, Inc., a Delaware corporation (“Parent”), Casa Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and UCP, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub, and the Company desire to effect a business combination through the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity in such merger (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have duly approved the Merger on the terms and subject to the conditions set forth in this Agreement, whereby, at the Effective Time, each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), not owned by Parent, Merger Sub or the Company, and not otherwise constituting Appraisal Shares, shall be converted into the right to receive $5.32 in cash and a number of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the Stock Exchange Ratio as set forth in Section 2.01(b) (Conversion of Company Common Stock);

WHEREAS, as a material inducement and condition to Parent’s decision to enter into, and concurrently with the execution and delivery of, this Agreement, that certain Exchange Agreement, dated as of July 23, 2013 (the “Exchange Agreement”), by and among the Company, UCP, LLC, a Delaware limited liability company and Affiliate of the Company (“UCP LLC”), and PICO Holdings, Inc., a California corporation (“PICO”), has been amended, effective as of immediately prior to the Effective Time, to facilitate the transactions referred to in the immediately following recital and required by Section 6.11 (Exchange of PICO Membership Interests), which, as expressly set forth in Section 7.01(c) (Exchange of PICO Membership Interests), is a condition precedent to the consummation of the Merger;

WHEREAS, PICO will exercise its right, effective as of immediately prior to the Effective Time, to exchange the PICO Membership Interests in UCP LLC, and to receive in respect thereof 10,401,722 newly issued shares of Company Common Stock in accordance with the terms and subject to the conditions of the Exchange Agreement;

WHEREAS, as a material inducement and condition to Parent’s decision to enter into, and concurrently with the execution and delivery of, this Agreement, Parent has entered into with PICO a voting support and transfer restriction agreement (the “Voting Agreement”), pursuant to which, subject to the terms thereof, PICO has agreed to, among other things, waive all rights to appraisal under Section 262 pertaining to its shares of Company Capital Stock, attend and otherwise be present for quorum and voting purposes at the Company Stockholders Meeting, and affirmatively vote all its shares of Class B Common Stock, par value $0.01 per share, of the Company (“Class B Stock”) and any shares of Company Common Stock it may acquire after the date hereof for the adoption of this Agreement;

WHEREAS, Parent, Merger Sub, and the Company intend that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in this Agreement and with respect to the Merger and the other Transactions, and also to prescribe various conditions precedent to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, each of Parent, Merger Sub, and the Company hereby agrees as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”). The Merger and the other transactions contemplated by this Agreement, the Voting Agreement, and the Exchange Agreement are referred to herein as the “Transactions.”

Section 1.02    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 1840 Century Park East, Suite 1900, Los Angeles, CA 90067, at 10:00 a.m. Eastern Time, on the third Business Day following the date on which each of the conditions set forth in Article VII (Conditions Precedent) is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03    Effective Time. Before the Closing, Merger Sub shall prepare and, on the Closing Date, shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04    Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05    Certificate of Incorporation and By-laws.

(a)    The Certificate of Incorporation of Merger Sub, attached as Exhibit A, as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until, subject to Section 6.05 (Indemnification), thereafter changed or amended as provided therein or by Law.

(b)    The By-laws of Merger Sub as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation, until, subject to Section 6.05 (Indemnification), thereafter changed or amended as provided therein or by Law.

Section 1.06    Directors. The directors of Merger Sub immediately before the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal, or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07    Officers. The officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.08    Plan of Reorganization. Parent, Merger Sub, and the Company intend that, for U.S. federal income Tax purposes, the Merger will constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3, which plan of reorganization has been adopted by Parent, the Company and Merger Sub by means of executing this Agreement.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a)    Cancelation of Company Treasury Stock, Class B Stock, and Parent-Owned Stock. Each share of (i) Company Treasury Stock, (ii) Class B Stock, and (iii) Company Common Stock that is owned by the Company, Parent, Merger Sub, or any of the Company’s or Parent’s wholly-owned Subsidiaries (such shares referred to in clauses (i), (ii) and (iii), collectively, “Canceled Shares”), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(b)    Conversion of Company Common Stock.

(i)    Subject to Sections 2.01(a) (Cancelation of Company Treasury Stock, Class B Stock, and Parent-Owned Stock) and 2.01(c) (Appraisal Rights), each issued and outstanding share of Company Common Stock (other than Canceled Shares and Appraisal Shares) shall be converted into the right to receive and become exchangeable for (A) $5.32 in cash, without any interest thereon (the “Cash Consideration”), and (B) 0.2309 (the “Stock Exchange Ratio”) of a duly authorized, fully paid and non-assessable share of Parent Common Stock (the “Stock Consideration”).

(ii)    The Stock Consideration to be issued, and Cash Consideration payable, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(b), and Cash Consideration for Fractional Shares payable in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(d) (No Fractional Shares of Parent Common Stock), are referred to collectively herein as the “Merger Consideration.” As of the Effective Time, subject to Section 2.01(c) (Appraisal Rights), all shares of Company Common Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration and certain dividends and other distributions under Section 2.02(j) (Distributions with Respect to Unexchanged Shares), without interest, upon surrender of such Certificate in accordance with Section 2.02 (Exchange of Certificates).

(iii)    Notwithstanding anything in this Agreement to the contrary, if from and after the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different series or class of shares of Parent Capital Stock by reason of any reclassification, recapitalization, split-up, combination, re-combination, exchange of shares or adjustment, or a stock dividend thereon shall be declared with a record date within such period, the Stock Exchange Ratio shall be appropriately and proportionately adjusted. For purposes of clarification, nothing in the preceding sentence shall be deemed to imply or provide that the Stock Exchange Ratio shall be adjusted by reason or in respect of any change in price or value of a share of Parent Common Stock from and after the date hereof.

(c)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”), shall not be converted into Merger Consideration as provided in Section 2.01(b) (Conversion of Company Common Stock), but rather shall entitle the holder thereof to only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights provided under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into solely the right to receive the Merger Consideration as provided in Section 2.01(b) (Conversion of Company Common Stock). The Company shall deliver prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and the Company shall give Parent the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, compromise or offer to settle or compromise, any such demands, or otherwise agree to do any of the foregoing.

(d)    Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding, and all such shares shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

Section 2.02    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited in an account (the “Exchange Fund”) established by a bank or trust company designated by the Company and reasonably acceptable to Parent (the “Exchange Agent”), (i) sufficient funds for the payment of the aggregate Cash Consideration, and (ii) evidence of shares of Parent Common Stock in book-entry form representing the aggregate Stock Consideration, for the benefit of the holders of shares of Company Common Stock as of immediately prior to the Effective Time, in each case for exchange in accordance with this Article II, through the Exchange Agent. Parent shall also make available to the Exchange Agent, from time to time as needed, funds sufficient to pay the Cash Consideration for Fractional Shares in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.02(d) (No Fractional Shares of Parent Common Stock). In the event the Exchange Fund shall be insufficient to make any payments of Cash Consideration pursuant to Section 2.01(b) or Cash Consideration for Fractional Shares contemplated by Section 2.02(d), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange Agent shall be invested by the Exchange Agent, as directed by Parent, in direct short-term obligations of, or direct short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days, pending payment thereof by the Exchange Agent to the holders of shares of Company Common Stock pursuant to Section 2.02(d); provided, however, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation, or the Exchange Agent from promptly making the payments required by Section 2.02(d), and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent for payment of the Cash Consideration and Cash Consideration for Fractional Shares to the holders of Company Common Stock and/or Company Options entitled thereto. Parent shall direct the Exchange Agent to hold the Exchange Fund for the benefit of such holders of Company Common Stock and/or Company Options, and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article II.

(b)    Exchange Procedures. The Surviving Corporation shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of Certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(b) (Conversion of Company Common Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, in respect of the aggregate number of shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time, (1) a check in the amount of the (A) aggregate Cash Consideration that such holder has the right to receive pursuant to Section 2.01(b) plus (B) aggregate Cash Consideration for Fractional Shares that such holder has the right to receive pursuant to Section 2.02(d) (No Fractional Shares of Parent Common Stock), if any, and (2) the number of shares of Parent Common Stock representing the Stock Consideration (which shall be in uncertificated book-entry form) that such holder has the right to receive pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been fully paid or is not applicable. Subject to the last sentence of Section 2.02(c) (No Further Ownership Rights in Company Common Stock), until surrendered as contemplated by this Section 2.02, each Certificate that immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed from and after the Effective Time to represent only the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) and certain dividends and other distributions under Section 2.02(j) (Distributions with Respect to Unexchanged Shares). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)    No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II, upon the conversion of shares of Company Common Stock at the Effective Time, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, any Certificates that immediately prior to the Effective Time represented shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    No Fractional Shares of Parent Common Stock. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b) (Conversion of Company Common Stock), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock and/or Company Options who would otherwise be entitled to receive such fractional shares shall be entitled to receive an amount in cash, without interest, rounded up to the nearest whole cent (such amount, “Cash Consideration for Fractional Shares”), equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.02(d), be entitled under Section 2.01(b), multiplied by (ii) the Parent Stock Value.

As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock and/or Company Options in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock and/or Company Options entitled to receive such cash subject to and in accordance with the terms hereof.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock and/or Company Options for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Parent for payment of its claim for Merger Consideration.

(f)    No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered before five years after the Effective Time (or immediately before such earlier date on which Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate any cash that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation in accordance with Section 2.02(a) (Exchange Agent), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(i)    Uncertificated Shares. In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

(j)    Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(g)) is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

Section 2.03    Treatment of Company Options, Company Restricted Stock Units and Equity Plans.

(a)    Treatment of Company Options. Prior to the Effective Time, the Parent Board and the Company Board (or, if appropriate, any duly authorized committee thereof) each, as applicable, shall take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents if required, to provide that, at the Effective Time, each outstanding equity award granted under the Company Stock Plan that is an option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase shares of Parent Common Stock (an “Adjusted Option”) on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time (including vesting terms, conditions and schedules), with the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) subject to such Adjusted Option equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, and with the exercise price applicable to such Adjusted Option to equal the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share applicable to such Company Option immediately prior to the Effective Time, by (2) the Equity Award Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock underlying the Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock underlying the corresponding Adjusted Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(b)    Treatment of Company Restricted Stock Units. Prior to the Effective Time, the Parent Board and the Company Board (or, if appropriate, any duly authorized committee thereof) each, as applicable, shall take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents if required, to provide that, at the Effective Time, each outstanding equity award granted under the Company Stock Plan that is a restricted stock unit with respect to a share of Company Common Stock (each, a “Company Restricted Stock Unit”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award with respect to a share of Parent Common Stock, with the same terms and conditions as were applicable under such Company Restricted Stock Unit immediately prior to the Effective Time (including vesting and settlement terms, conditions and schedules), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Parent Common Stock.

(c)    Termination of Company Stock Plan. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof) shall take all such actions necessary to provide that, as of the Effective Time, the Company Stock Plan shall terminate, and no further Company Options, Company Restricted Stock Units or other rights with respect to shares of Company Common Stock shall be granted thereunder.

(d)    Equity Award Exchange Ratio. For purposes of this Agreement, the “Equity Award Exchange Ratio” shall be equal to the sum of (i) the Stock Exchange Ratio and (ii) the quotient obtained by dividing (x) the Cash Consideration by (y) the Parent Stock Value, rounded to the nearest ten-thousandth.

Section 2.04    Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Exchange Agent shall be entitled to withhold, from any amounts payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law, or under any other applicable legal requirement, as determined by Parent or the Exchange Agent in good faith. To the extent amounts are withheld in accordance with this Section 2.04, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules of the Company delivered to Parent and Merger Sub prior to the execution of this Agreement (collectively, the “Company Schedules,” and individually, a “Company Schedule”) (but only to the extent that any disclosure in the Company Schedules contains a reference to the Section in this Article III to which such disclosure relates or the Section in this Article III to which such disclosure relates is otherwise reasonably apparent on its face) or in the Filed Company SEC Documents to the extent publicly available at least two Business Days prior to the date of this Agreement (but excluding statements in any “Risk Factors” section that do not constitute statements of fact and any disclosures of risks or other matters included in any “forward-looking statement” disclaimers or other statements that are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01    Organization, Standing and Power.

(a)    The Company and each of its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Company Schedule 3.01(a) lists each Significant Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Significant Company Subsidiary” means any Company Subsidiary that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

(b)    The Company has made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended to the date of this Agreement.

Section 3.02    Capital Stock of the Company and the Company Subsidiaries.

(a)    The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 1,000,000 shares of Class B Stock and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock and the Class B Stock, the “Company Capital Stock”). At the close of business on March 31, 2017 (the “Reference Date”), (i) 7,958,314 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 146,346 shares of Company Common Stock were held by the Company in its treasury (the “Company Treasury Stock”), (iii) 582,214 Company Restricted Stock Units were outstanding, (iv) 116,652 shares of Company Common Stock were subject to outstanding Company Options, (v) 780,774 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan, and (vi) 100 shares of Class B Stock were issued and outstanding. Company Schedule 3.02(a)(i) sets forth certain details regarding all outstanding Company Restricted Stock Units and Company Options, including whether or not they are vested and vesting schedules. Company Schedule 3.02(a)(ii) sets forth for each Significant Company Subsidiary the amount of its authorized capital stock or comparable equity interests, the amount of its outstanding capital stock or comparable equity interests and the record and beneficial owners of its outstanding capital stock or comparable equity interests, and there are no other shares of capital stock or comparable equity interests or other equity securities of any Significant Company Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the Reference Date to the date of this Agreement, (A) there have been no issuances by the Company of shares of Company Capital Stock or other voting securities of the Company, other than issuances of Company Common Stock pursuant to the exercise of Company Options, and (B) there have been no issuances by the Company of options, warrants, other rights to acquire shares of Company Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Capital Stock. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock or comparable equity interest of each Company Subsidiary are, and all such shares or interests that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Company Subsidiary or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (“Contract”) to which the Company or any Company Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote (“Voting Company Debt”). Except as contemplated by the Exchange Agreement or as set forth above, as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any Significant Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Significant Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, the Company or any Significant Company Subsidiary or any Voting Company Debt, or (y) obligating the Company or any Significant Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract. As of the date hereof, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of the Company or any Company Subsidiary, other than pursuant to the Exchange Agreement.

(b)    Immediately prior to the Effective Time, after giving effect to the consummation of the Exchange and assuming no other changes to the Company Capital Stock since the Reference Date, 18,368,036 shares of Company Common Stock and no shares of Company Preferred Stock will be issued and outstanding.

(c)    Immediately prior to the Effective Time, after giving effect to the consummation of the Exchange, all the membership interests in UCP LLC shall be held by the Company, such that the Company shall hold all the economic interests, all the voting power, and all the management power, in UCP LLC.

(d)    Company Schedule 3.02(d) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests with a fair market value as of the date hereof in excess of $500,000 in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

Section 3.03    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement, to perform and comply with each of its obligations under this Agreement and the Voting Agreement, and to consummate the Merger and the other Transactions. The execution and delivery by the Company of this Agreement and the Voting Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by the Company of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the adoption of this Agreement pursuant to Section 251 of the DGCL, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights and remedies, and Laws relating to the availability of specific performance, injunctive relief and similar equitable remedies (collectively, the “Enforceability Exceptions”).

(b)    The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has duly adopted resolutions (i) approving this Agreement, the Voting Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement, and (iv) declaring that this Agreement is advisable (the resolutions, actions and determinations referred to in clauses (ii), (iii) and (iv) of this Section 3.03(b) being hereafter referred to as, the “Company Recommendation”), which resolutions have not been withdrawn or modified as of the date hereof. Assuming the accuracy of the representations set forth in Section 4.23 (Ownership of Company Common Stock), the Company Board has taken all necessary action, including adopting the foregoing resolutions and all such other such resolutions necessary, to render inapplicable to Parent and Merger Sub, and to this Agreement, the Voting Agreement, the Exchange Agreement, the Merger and the other Transactions, the limitations on ownership of Company Common Stock set forth in Article XII of the Company Charter and the restrictions on business combinations contained in Section 203 of the DGCL. To the Knowledge of the Company, no other “business combination,” “interested stockholder,” “freeze out,” “control share acquisition,” “fair price,” “supermajority,” “moratorium,” or other anti-takeover Laws (collectively with Section 203 of the DGCL, “Anti-Takeover Laws”), or similar provision in the Company Charter or Company By-laws apply to this Agreement, the Voting Agreement, the Exchange Agreement, the Merger or the other Transactions. Other than with respect to the Confidentiality Agreement and the Standstill Agreements, the Company has not amended, waived, failed to enforce in the case of any counterparty breach or otherwise modified the terms or conditions of any standstill, confidentiality or other similar agreement entered into in connection with the possible sale of, or a business combination or other similar extraordinary corporate transaction involving, the Company and currently in effect to which the Company or any of the Company Subsidiaries is a party.

(c)    The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement under applicable Law, the Company Charter and the Company By-laws is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting power of shares of the Company Capital Stock, with the holders of Company Common Stock and holders of Class B Stock voting together as a single class (the “Company Stockholder Approval”).

Section 3.04    No Conflicts; Consents.

(a)    The execution and delivery by the Company hereof do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) of this Section 3.04(a), any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Contracts, Permits, registrations and licenses necessary to conduct the Company’s and the Company Subsidiaries’ businesses as substantially conducted on the date hereof are in the name of UCP LLC or a direct or indirect wholly owned Subsidiary of UCP LLC, and UCP LLC or such Subsidiary, as applicable, is the principal party thereto, except for those Contracts, Permits, registrations and licenses for which the loss thereof would not reasonably be expected to have a Company Material Adverse Effect.

(b)    No consent, approval, waiver, license, order, permit, franchise, authorization or Judgment (“Consent”) of, or material registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative or regulatory agency or commission or other governmental or public authority or instrumentality or subdivision (in each case whether federal, state, local, municipal, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company, any Company Subsidiary or any controlled Affiliate of the Company in connection with the execution, delivery and performance hereof or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Proxy Statement, and (B) such Filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Voting Agreement, the Exchange Agreement, the Merger and the other Transactions, (ii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Certain Tax and Structure Matters), (v) such Filings and Consents as may be required solely by reason of Parent’s (as opposed to any other generic third party acquiror’s) participation in the Transactions and (vi) such other Filings and Consents the failure of which to obtain or make, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.05    SEC Documents; Financial Statements; Internal Controls.

(a)    The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed by the Company prior to the date hereof with the SEC since December 31, 2014 (the “Relevant Date”) pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Company SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects, and all documents required to be filed or furnished by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, subject to the last sentence of Section 3.06 (Information Supplied) with respect to the Proxy Statement, and none of the Company SEC Documents contained, and none of the Subsequent Company SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or are to be made, not misleading.

(b)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since January 1, 2014 or to be included in the Subsequent Company SEC Documents, the chief executive officer and chief financial officer of the Company have made or will make all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained or to be contained in any such certifications are or will be when made complete and correct.

(c)    The consolidated financial statements of the Company included in the Company SEC Documents or to be included in the Subsequent Company SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company Financial Statements”), complied at the time it was filed, and will comply at the time it is filed in the Subsequent Company SEC Documents, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company Financial Statements included in the Company SEC Documents fairly present in all material respects, and the Company Financial Statements included in the Subsequent Company SEC Documents will fairly present in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP, subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes.

(d)    To the Knowledge of the Company, the Company and the Company Subsidiaries do not have any liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company, except (i) as disclosed, reflected or reserved against in the most recent balance sheet prior to the date of this Agreement included in the Company Financial Statements or the notes thereto and (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof. There are no off-balance sheet special purpose entities and financing arrangements of the Company or any Company Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

(e)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)    The internal controls over financial reporting of the Company and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of the Company and its Subsidiaries and the preparation of the financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP.

(g)    The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company or the Company Subsidiaries. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and the audit committee of the Company Board.

(h)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Company SEC Documents. From January 1, 2015 to the date hereof, the Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. From January 1, 2015 to the date hereof, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. From January 1, 2015 to the date hereof, to the Knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary.

(i)    The Company is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 3.06    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting, and (b) the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the

Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing in this Section 3.06, no representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement and/or the S-4 Registration Statement based on information supplied by Parent, Merger Sub or any of their representatives expressly (or conspicuously on its face) for inclusion or incorporation by reference in the Proxy Statement and/or the S-4 Registration Statement.

Section 3.07    Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents, from the date of the most recent financial statements included in the Filed Company SEC Documents prior to the date hereof, there has not occurred any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent acknowledges that there may have been or may be disruption to the Company’s and the Company Subsidiaries’ business as a result of the intention to sell the Company (and there may be disruption to the Company’s and the Company Subsidiaries’ business as a result of the announcement of the execution of this Agreement and the consummation of the Transactions), and Parent acknowledges that such disruptions do not and shall not constitute a breach of this Section 3.07. From the date of the most recent financial statements included in the Filed Company SEC Documents prior to the date hereof, the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business (other than in connection with the process to sell the Company).

Section 3.08    Other Assets. The Company or a Company Subsidiary has good and valid title to all the material assets reflected on the most recent financial statements included in the Filed Company SEC Documents prior to the date hereof or thereafter acquired, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09    Real Property.

(a)    With respect to the real property owned by the Company or any Company Subsidiary (individually, an “Owned Property”), except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and insurable fee title to such Owned Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Owned Property by the Company or a Company Subsidiary for residential home building.

(b)    Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and the Company Subsidiaries are conducted (the “Leased Property”; an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), is valid, binding and in full force and effect and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Leased Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Leased Property by the Company or a Company Subsidiary for residential home building.

(c)    The occupancies and uses of the Company Properties, as well as the development, construction, management, maintenance, servicing and operation of the Company Properties, comply in all material respects with all Laws.

(d)    To the Knowledge of the Company, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Company Property. To the Knowledge of the Company, none of the Company or the Company Subsidiaries has received any notice of any material violation of any ordinance, regulation, law, or statute of any Governmental Entity pertaining to any Company Property.

(e)    None of the Company or the Company Subsidiaries has received any written notice of any condemnation or eminent domain Proceedings relating to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation or eminent domain Proceedings or negotiations have been commenced or threatened in connection with any of the foregoing.

Section 3.10    Intellectual Property.

(a)    Company Schedule 3.10(a) contains a complete list of all registered Company Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries as of the date hereof that is material to the business of the Company and its Subsidiaries (collectively, “Company Registered IP”). The Company or the Company Subsidiaries owns the Company Registered IP free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances other than Permitted Liens or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    To the Knowledge of the Company, each item of Company Registered IP (i) has been duly registered in, filed in, or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (ii) has been maintained by the Company or the Company Subsidiaries, except for such issuances, registrations or applications that (A) the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment, or (B) if not maintained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Since the Relevant Date through the date hereof, none of the Company or the Company Subsidiaries has received any written communication from any Person asserting any ownership interest in the Company Intellectual Property.

(d)    To the Knowledge of the Company, there is no material infringement by any Person of any of the Company Intellectual Property in a manner that would have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as presently conducted does not violate, conflict with, or infringe in any material respect the Intellectual Property of any other Person.

(f)    The Company and the Company Subsidiaries have taken reasonable security measures to protect the confidentiality of the Company Trade Secrets.

(g)    Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article III shall relate to intellectual property matters, which are instead the subject of this Section 3.10 exclusively.

Section 3.11    Information Technology. The software and content forming part of the websites owned and/or operated by the Company or a Company Subsidiary and the software systems, servers and other information technology hardware or communications systems or services used by the Company or any Company Subsidiary (collectively, the “Company IT Systems”) are, to the Knowledge of the Company, owned exclusively by or are licensed or leased to the Company or a Company Subsidiary, as applicable. All Company IT Systems are in good working condition to perform, in all material respects, all information technology operations necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted.

Section 3.12    Contracts.

(a)    Company Schedule 3.12(a) sets forth a list of each Company Contract that has not been filed as an exhibit to a Company SEC Document. “Company Contracts” means the following Contracts to which the Company or any Company Subsidiary is a party:

(i)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) required to be filed as an exhibit to a Company SEC Document;

(ii)    any collective bargaining Contract with any labor organization, union or association, except for terms of employment required by Law;

(iii)    any change in control, retention, separation or other similar Contract with any officer or employee that may result in material liabilities to the Company, any Company Subsidiary and/or Parent (as a result of or in connection with the Merger or any of the other Transactions);

(iv)    any Contract or covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar Contract);

(v)    any Contract with any Affiliate of the Company (other than a Company Subsidiary) that will continue in effect after the Closing;

(vi)    any Contract under which the Company or a Company Subsidiary has borrowed any money from any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness for borrowed money of the Company or a Company Subsidiary (other than in favor of the Company or a Company Subsidiary) in any such case that, individually, is in excess of $1,000,000;

(vii)    any Contract or any form of Contract providing for indemnification by the Company or a Company Subsidiary of any current or former employee of the Company or any Company Subsidiary;

(viii)    any Contract under which a claim for indemnification has been made by any Person prior to the date hereof;

(ix)    any Contract involving payment by the Company or a Company Subsidiary of more than $500,000 (unless terminable without payment of a material penalty upon no more than 60 days’ notice), other than vendor agreements entered in the Ordinary Course of Business and Contracts for borrowed money not otherwise required to be disclosed pursuant to clause (vi) of this Section 3.12(a);

(x)    any Contract for the sale or purchase of any land asset of the Company or a Company Subsidiary with a purchase price in excess of $1,000,000 (other than home sales in the Ordinary Course of Business); or

(xi)    any Contract for any material joint venture, partnership or similar arrangement.

(b)    To the Knowledge of the Company, all Company Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. To the Knowledge of the Company, the Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it since the Relevant Date to the date hereof under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, since the Relevant Date through the date hereof, (i) none of the Company and the Company Subsidiaries has received written notice of any material breach of any Company Contract and (ii) none of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract. True and complete copies of all Company Contracts not filed as an exhibit to a Company SEC Document have been made available to Parent.

Section 3.13    Permits. The Company and each Company Subsidiary is in possession, and in material compliance with the terms, of all certificates, licenses, permits, franchises, registrations, authorizations, consents and approvals (“Permits”) of each Governmental Entity necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, all such Permits are in full force and effect, and the Company is not in default thereunder and has not received notice of any pending or threatened revocation, modification or suspension thereof, the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14    Insurance. All insurance policies maintained with respect to the Company and the Company Subsidiaries, their respective assets and properties (including all Owned Properties and Leased Properties), and their directors, officers and employees are in full force and effect, and none of the Company or the Company Subsidiaries is in default thereunder, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and, except in connection with ordinary renewals, no written notice of cancellation, suspension, denial, limitation of coverage, or termination has been received or threatened with respect to any such policy.

Section 3.15    Taxes.

(a)    The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or material Taxes otherwise owed, have been timely paid.

(b)    All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. No deficiency or proposed adjustment with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in the Company Financial Statements, in accordance with GAAP.

(c)    Each of the Company and the Company Subsidiaries has withheld, collected and paid over to the appropriate Governmental Entity all material Taxes required by Law to be withheld or collected.

(d)    There are no material Liens for Taxes (other than Permitted Liens) on the assets of the Company or any Company Subsidiary. Other than as set forth in Company Schedule 3.15, none of the Company or the Company Subsidiaries is a party to any Tax allocation, Tax indemnity, or Tax sharing agreement. No written claim has been made by a Governmental Entity in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)    Except for any group of which the Company is the common parent, none of the Company or the Company Subsidiaries is or has been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated U.S. federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than the Company or Company Subsidiary) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, by Contract, or otherwise.

(f)    None of the Company or the Company Subsidiaries has been notified in writing that it is currently under audit by any Governmental Entity or that any Governmental Entity intends to conduct such an audit, and no material action, suit, investigation, claim, assessment, administrative or other court proceeding is pending or, to the Knowledge of the Company, proposed with respect to any alleged deficiency in Taxes.

(g)    None of the Company or the Company Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any material Taxes.

(h)    None of the Company or the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and none of the Company Capital Stock or the capital stock of, or equity interests in, any Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(i)    None of the Company or the Company’s Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction entered into on or prior to the Closing Date, (v) prepaid amounts (including for the avoidance of doubt deferred revenue) received on or prior to the Closing Date, or (vi) election under Code Section 108(i).

(j)    None of the Company or the Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b).

(k)    Each of the Company Subsidiaries, other than UCP LLC, has been, since its formation, treated as a disregarded entity for federal and where applicable, state, income Tax purposes as defined in Treasury Regulation Section 301.7701-3(b).

(l)    Apart from any regular and normal dividend, the Company has not paid any dividend in anticipation of, or to facilitate the Merger, or as bargained-for consideration in the Merger or any similar transaction involving the combination of the parties.

(m)    None of the Company or the Company Subsidiaries has taken any action or knows of any fact, Contract, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

(n)    Notwithstanding anything to the contrary contained herein, none of the representations and warranties contained elsewhere in this Article III shall relate to Tax matters, which are instead the subject of this Section 3.15 and Section 3.19 exclusively.

Section 3.16    Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company threatened, against the Company, any Company Subsidiary, any Owned Property or any Leased Property, nor is there any Judgment outstanding against the Company, any Company Subsidiary, any Owned Property or any Leased Property, that (a) seeks or imposes any material injunctive or other equitable relief, (b) relates to any of the Transactions, or (c) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17    Compliance with Laws. The Company and the Company Subsidiaries are in compliance with all Laws and Judgments applicable to the Company or any Company Subsidiary, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or the Company Subsidiaries has received any written communication during the two years before the date hereof from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Law. Neither the Company nor any Significant Company Subsidiary, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or any Significant Company Subsidiary has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.18    Environmental Matters.

(a)    Each of the Company and the Company Subsidiaries is, and, except with respect to matters that have been fully resolved, has been since July 18, 2013, in compliance in all material respects with all Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and, as of the date hereof, there are no administrative or judicial proceedings pending against the Company or any Company Subsidiary that allege, and, none of the Company or the Company Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges, that the Company or a Company Subsidiary is not in compliance with or is liable or potentially liable under any Environmental Law, except for any such noncompliance, proceedings or written communications that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each required Environmental Permit is valid and in effect or has been timely re-applied for, except for the lack of such Environmental Permits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    As of the date hereof, none of the Company or the Company Subsidiaries has received any written notice, demand, request for information, or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Materials.

(c)    None of the Company or the Company Subsidiaries has received any written notice or request for information with respect to any Offsite Facility regarding potential or actual liability for cleanup or environmental remediation thereof for which the potential or actual liability of the Company or Company Subsidiary remains unresolved.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 3.18 and Section 3.05 (SEC Documents; Financial Statements; Internal Controls) are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Materials, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health or worker safety.

Section 3.19    Employee Benefits.

(a)    Company Schedule 3.19(a) sets forth a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical and other plans, arrangements or understandings (collectively, “Company Benefit Plans”) maintained, or contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employees, directors, and/or independent contractors of the Company or any Company Subsidiary. The Company has made available to Parent copies of (i) the most recent version of each Company Benefit Plan and any amendments made thereto, (ii) the three most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required) and all attachments thereto, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any

Company Benefit Plan; (v) the nondiscrimination testing results for the last three plan years for each Company Benefit Plan that is subject to nondiscrimination testing under ERISA and/or the Code; and (vi) the most recent Internal Revenue Service favorable determination or opinion letter for each such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(b)    With respect to each Company Benefit Plan: (i) each has been administered in compliance, in all material respects, with its terms and with applicable Laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims, audits, inquiries, reviews, proceedings, claims, or demands are pending or to the Knowledge of the Company, threatened; (ii) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Company Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; and (iv) there have been no acts or omissions by the Company or any Company ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law.

(c)    With respect to the United States of America, all Company Pension Plans have been the subject of determination or opinion letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(d)    None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)    No Company Benefit Plan is, and none of the Company or any Company ERISA Affiliate contributes to, is required to contribute to, or otherwise participates in or in any way has any material liability, directly or indirectly, with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (iii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code, that covers or has covered any employee of the Company or any Company ERISA Affiliate; or (iv) any plan or arrangement that provides for post-employment medical benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Law.

(f)    Other than payments that may be made to the Persons listed in Company Schedule 3.19(f), any amount that could be received (whether in cash or property or the vesting of property) as a result, directly or indirectly, of the Merger or any other Transaction by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)    Other than as set forth in Company Schedule 3.19(g), the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.20    Labor. As of the date hereof, no employee of the Company or any of the Company Subsidiaries is represented by any union or covered by any collective bargaining agreement. As of the date hereof, no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity.

Section 3.21    Affiliate Transactions.

(a)    Since January 1, 2014, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of Company Subsidiary was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been so disclosed.

(b)    There are no loans by the Company or any Company Subsidiary to any officer of the Company or any officer of any Company Subsidiary outstanding as of the date hereof.

Section 3.22    Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor could be entitled to any payment(s) from the Company or any Company Subsidiary (or any successor to the Company) relating to the Transactions.

Section 3.23    Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than holders that enter into the Voting Agreement and their Affiliates) is fair, from a financial point of view, to such holders, and such opinion, as of the date of this Agreement, has not been modified or withdrawn. Promptly after receipt by the Company of the Company Financial Advisor’s written confirmation of its opinion and, in any event, not until after the execution of this Agreement, the Company shall deliver to Parent a true and complete signed copy of such opinion solely for Parent’s informational purposes and on a non-reliance basis.

Section 3.24    Ownership of Parent Common Stock. None of the Company or any of its “affiliates” or “associates” is, or at any time during the three-year period ending on the date hereof has been, an “interested stockholder” of Parent, in each case as defined in Section 203 of the DGCL. The Company does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will not at any time prior to the Closing Date beneficially own, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Parent Subsidiary, or is a party, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Parent Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of Parent Common Stock or any securities of any Parent Subsidiary.

Section 3.25    No Additional Representations; Extrinsic Non-Reliance. The Company acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of

Parent and the Parent Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Parent and the Parent Subsidiaries to discuss the business of Parent and the Parent Subsidiaries. The Company acknowledges that (a) neither Parent nor any other Person has made any representation or warranty, express or implied, as to Parent or any Parent Subsidiary or the accuracy or completeness of any information regarding the Parent and the Parent Subsidiaries furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement, (b) the Company has not relied on and hereby waives any reliance on any representation or warranty from Parent, any Parent Subsidiary or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (c) no Person shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use, of any such information, including any information, documents or material made available to the Company in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, the Company acknowledges that neither Parent nor any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, capital budgets, cost estimates and other predictions relating to Parent and the Parent Subsidiaries made available to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules of Parent delivered to the Company prior to the execution of this Agreement (collectively, the “Parent Schedules,” and individually, a “Parent Schedule”) (but only to the extent that any disclosure in the Parent Schedules contains a reference to the Section in this Article IV to which such disclosure relates or the Section in this Article IV to which such disclosure relates is otherwise reasonably apparent on its face) or in the Filed Parent SEC Documents to the extent publicly available at least two Business Days prior to the date of this Agreement (but excluding statements in any “Risk Factors” section that do not constitute statements of fact and any disclosures of risks or other matters included in any “forward-looking statement” disclaimers or other statements that are cautionary, predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.01    Organization, Standing and Power.

(a)    Parent and each of its Subsidiaries, including Merger Sub (the “Parent Subsidiaries”), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Parent Schedule 4.01(a) lists each Significant Parent Subsidiary and its jurisdiction of organization. Parent, Merger Sub and each Significant Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Significant Parent Subsidiary” means any Parent Subsidiary that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

(b)    Parent has made available to the Company true and complete copies of the organizational documents of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the comparable charter and organizational documents of each Significant Parent Subsidiary, in each case as amended to the date of this Agreement.

Section 4.02    Capital Stock of Parent and the Parent Subsidiaries.

(a)    The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Reference Date, (i) 22,291,203 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 221,972 shares of Parent Restricted Stock were outstanding, (iv) 533,183 Parent Restricted Stock Units were outstanding, (v) no shares of Parent Common Stock were subject to outstanding Parent Options, and (vi) 546,629 additional shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plan. Parent Schedule 4.02(a)(i) sets forth certain details regarding all outstanding Parent Restricted Stock and Parent Restricted Stock Units, including whether or not they are vested and vesting schedules. Parent Schedule 4.02(a)(ii) sets forth for each Significant Parent Subsidiary the amount of its authorized capital stock or comparable equity interests, the amount of its outstanding capital stock or comparable equity interests and the record and beneficial owners of its outstanding capital stock or comparable equity interests, and there are no other shares of capital stock or comparable equity interests or other equity securities of any Significant Parent Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Since the Reference Date to the date of this Agreement, (x) there have been no issuances by Parent of shares of Parent Capital Stock or other voting securities of Parent, other than issuances of Parent Common Stock under its at-the-market offering program, and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of Parent Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Capital Stock. All outstanding shares of Parent Capital Stock and all the outstanding shares of capital stock or comparable equity interests of each Parent Subsidiary are, and all such shares or interests that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Parent Charter, the Parent By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Parent Subsidiary or any Contract to which Parent or any Parent Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Parent Subsidiary may vote (“Voting Parent Debt”). As of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which Parent or any Significant Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, Parent or of any Significant Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract. As of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of Parent or any Parent Subsidiary.

(b)    Parent Schedule 4.02(b) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests with a fair market value as of the date hereof in excess of $500,000 in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Parent Subsidiary.

Section 4.03    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement, to perform and comply with each of its obligations under this Agreement and the Voting Agreement, and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Voting Agreement, the performance and compliance by Parent and Merger Sub with its obligations herein and therein, and the consummation by

Parent and Merger Sub of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)    The Board of Directors of Merger Sub, at a meeting duly called and duly held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Merger Sub and Parent, (iii) recommending that Parent adopt this Agreement, and (iv) declaring that this Agreement is advisable.

(c)    The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its stockholders, and (iii) declaring that this Agreement is advisable, which resolutions have not been withdrawn or modified, after which Parent, in its capacity as sole stockholder of Merger Sub, duly delivered a written consent adopting this Agreement.

Section 4.04    No Conflicts; Consents.

(a)    The execution and delivery by each of Parent and Merger Sub hereof do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any Contract or Benefit Plan to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) of this Section 4.04(a), any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    No Consent of, or material Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) the filing with the SEC of (A) the Proxy Statement, (B) the S-4 Registration Statement, and (C) such Filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Voting Agreement, the Merger and the other Transactions, (ii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Certain Tax and Structure Matters), (v) such Filings and Consents as may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Transactions, and (vi) such other Filings and Consents the failure of which to obtain or make, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.05    SEC Documents; Financial Statements; Internal Controls.

(a)    Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed by Parent prior to the date hereof with the SEC since the Relevant Date pursuant to Sections 13(a), 14(a)

and 15(d) of the Exchange Act (the “Parent SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each Parent SEC Document complied in all material respects, and all documents required to be filed or furnished by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, subject to the last sentence of Section 4.06 (Information Supplied) with respect to the S-4 Registration Statement, and none of the Parent SEC Documents contained, and none of the Subsequent Parent SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or are to be made, not misleading.

(b)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents filed since July 1, 2014 or to be included in the Subsequent Parent SEC Documents, the chief executive officer and chief financial officer of Parent have made or will make all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained or to be contained in any such certifications are or will be when made complete and correct.

(c)    The consolidated financial statements of Parent included in the Parent SEC Documents or to be included in the Subsequent Parent SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), complied at the time it was filed, and will comply at the time it is filed in the Subsequent Company SEC Documents, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements included in the Parent SEC Documents fairly present in all material respects, and the Parent Financial Statements to be included in the Subsequent Parent SEC Documents will fairly present in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP, subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes.

(d)    To the Knowledge of Parent, Parent and the Parent Subsidiaries do not have any liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of Parent, except (i) as disclosed, reflected or reserved against in the most recent balance sheet prior to the date of this Agreement included in the Parent Financial Statements or the notes thereto and (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof. There are no off-balance sheet special purpose entities and financing arrangements of Parent or any Parent Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Parent SEC Documents.

(e)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)    The internal controls over financial reporting of Parent and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Parent and its Subsidiaries and the preparation of the financial statements of Parent and its Subsidiaries for external purposes in accordance with GAAP.

(g)    Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent or the Parent Subsidiaries. Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee of its Board of Directors.

(h)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Parent SEC Documents. From January 1, 2015 to the date hereof, Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. From January 1, 2015 to the date hereof, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices. From January 1, 2015 to the date hereof, to the Knowledge of Parent, no officer or director of Parent has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(i)    The Company is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.06    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (b) the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing in this Section 4.06, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement and/or the S-4 Registration Statement based on information supplied by the Company or any of its representatives expressly (or conspicuously on its face) for inclusion or incorporation by reference in the Proxy Statement and/or the S-4 Registration Statement.

Section 4.07    Absence of Certain Changes or Events. Except as disclosed in the Filed Parent SEC Documents, from the date of the most recent financial statements included in the Filed Parent SEC Documents to the date hereof, there has not occurred any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent acknowledges that there may have been or may be disruption to Parent’s and the Parent Subsidiaries’ business as a result of the intention to buy the Company, and the Company acknowledges that such disruptions do not and shall not constitute a breach of this Section 4.07. From the date of the most recent financial statements included in the Filed Parent SEC Documents to the date hereof, the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business.

Section 4.08    Other Assets. Parent or a Parent Subsidiary has good and valid title to all the material assets reflected on the most recent financial statements included in the Filed Parent SEC Documents prior to the date hereof or thereafter acquired, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09    Real Property.

(a)    With respect to the real property owned by Parent or any Parent Subsidiary (individually, an “Parent Owned Property”), except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and insurable fee title to such Parent Owned Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Parent Owned Property by Parent or a Parent Subsidiary for residential home building.

(b)    Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and the Parent Subsidiaries are conducted (the “Parent Leased Property”; an Parent Owned Property or Parent Leased Property being sometimes referred to herein, individually, as a “Parent Property”), is valid, binding and in full force and effect and (ii) Parent or a Parent Subsidiary has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Parent Leased Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Parent Leased Property by Parent or a Parent Subsidiary for residential home building.

(c)    The occupancies and uses of the Parent Properties, as well as the development, construction, management, maintenance, servicing and operation of the Parent Properties, comply in all material respects with all Laws.

(d)    To the Knowledge of Parent, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Parent Property. To the Knowledge of Parent, none of Parent or the Parent Subsidiaries has received any notice of any material violation of any ordinance, regulation, law, or statute of any Governmental Entity pertaining to any Parent Property.

(e)    None of Parent or the Parent Subsidiaries has received any written notice of any condemnation or eminent domain Proceedings relating to any Parent Property, or negotiations for the purchase of any Parent Property in lieu of condemnation, and no condemnation or eminent domain Proceedings or negotiations have been commenced or threatened in connection with any of the foregoing.

Section 4.10    Intellectual Property.

(a)    Parent Schedule 4.10(a) contains a complete list of all registered Parent Intellectual Property owned or purported to be owned by Parent or the Parent Subsidiaries as of the date hereof that is material to the business of Parent and its Subsidiaries (collectively, “Parent Registered IP”). Parent or the Parent Subsidiaries owns the Parent Registered IP free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances other than Permitted Liens or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    To the Knowledge of Parent, each item of Parent Registered IP (i) has been duly registered in, filed in, or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of Parent and the Parent Subsidiaries as presently conducted, and (ii) has been maintained by Parent or the Parent Subsidiaries, except for such issuances, registrations or applications that (1) Parent or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment, or (2) if not maintained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Since the Relevant Date through the date hereof, none of Parent or the Parent Subsidiaries has received any written communication from any Person asserting any ownership interest in the Parent Intellectual Property.

(d)    To the Knowledge of Parent, there is no material infringement by any Person of any of the Parent Intellectual Property in a manner that would have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)    To the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as presently conducted does not violate, conflict with, or infringe in any material respect the Intellectual Property of any other Person.

(f)    Parent and the Parent Subsidiaries have taken reasonable security measures to protect the confidentiality of the Parent Trade Secrets.

(g)    Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article IV shall relate to intellectual property matters, which are instead the subject of this Section 4.10 exclusively.

Section 4.11    Information Technology. The software and content forming part of the websites owned and/or operated by Parent or a Parent Subsidiary and the software systems, servers and other information technology hardware or communications systems or services used by Parent or any Parent Subsidiary (collectively, the “Parent IT Systems”) are, to the Knowledge of Parent, owned exclusively by or are licensed or leased to Parent or a Parent Subsidiary, as applicable. All Parent IT Systems are in good working condition to perform, in all material respects, all information technology operations necessary to conduct the business of Parent and the Parent Subsidiaries as presently conducted.

Section 4.12    Contracts.

(a)    Parent Schedule 4.12(a) sets forth a list of each Parent Contract that has not been filed as an exhibit to a Parent SEC Document. “Parent Contracts” means the following Contracts to which Parent or any Parent Subsidiary is a party:

(i)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) required to be filed as an exhibit to a Parent SEC Document;

(ii)    any collective bargaining Contract with any labor organization, union or association, except for terms of employment required by Law;

(iii)    any change in control, retention, separation or other similar Contract with any officer or employee that may result in material liabilities to Parent, any Parent Subsidiary and/or the Company (as a result of or in connection with the Merger or any of the other Transactions);

(iv)    any Contract or covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar Contract);

(v)    any Contract with any Affiliate of Parent (other than a Parent Subsidiary) that will continue in effect after the Closing;

(vi)    any Contract under which Parent or a Parent Subsidiary has borrowed any money from any Person (other than Parent or a Parent Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness for borrowed money of Parent or a Parent Subsidiary (other than in favor of Parent or a Parent Subsidiary) in any such case that, individually, is in excess of $1,000,000;

(vii)    any Contract or any form of Contract providing for indemnification by Parent or a Parent Subsidiary of any current or former employee of Parent or any Parent Subsidiary;

(viii)    any Contract under which a claim for indemnification has been made by any Person prior to the date hereof;

(ix)    any Contract involving payment by Parent or a Parent Subsidiary of more than $500,000 (unless terminable without payment of a material penalty upon no more than 60 days’ notice), other than vendor agreements entered in the Ordinary Course of Business and Contracts for borrowed money not otherwise required to be disclosed pursuant to clause (vi) of this Section 4.12(a);

(x)    any Contract for the sale or purchase of any land asset of Parent or a Parent Subsidiary with a purchase price in excess of $1,000,000 (other than home sales in the Ordinary Course of Business); or

(xi)    any Contract for any material joint venture, partnership or similar arrangement.

(b)    To the Knowledge of Parent, all Parent Contracts are valid, binding and in full force and effect and are enforceable by Parent or the applicable Parent Subsidiary in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. To the Knowledge of Parent, Parent or the applicable Parent Subsidiary has performed all material obligations required to be performed by it since the Relevant Date to the date hereof under the Parent Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Parent, no other party to any Parent Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. To the Knowledge of Parent, since the Relevant Date through the date hereof, (i) none of Parent and the Parent Subsidiaries has received written notice of any material breach of any Parent Contract and (ii) none of Parent and the Parent Subsidiaries has received any written notice of the intention of any party to terminate any Parent Contract. True and complete copies of all Parent Contracts not filed as an exhibit to a Parent SEC Document have been made available to the Company.

Section 4.13    Permits. Parent and each Parent Subsidiary is in possession, and in material compliance with the terms, of all Permits of each Governmental Entity necessary for the conduct of the business of Parent and the Parent Subsidiaries as presently conducted, all such Permits are in full force and effect, and Parent is not in default thereunder and has not received notice of any pending or threatened revocation, modification or suspension thereof, the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14    Insurance. All insurance policies maintained with respect to Parent and the Parent Subsidiaries, their respective assets and properties (including all Parent Owned Properties and Parent Leased Properties), and their directors, officers and employees are in full force and effect, and none of Parent or the Parent Subsidiaries is in default thereunder, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and, except in connection with ordinary renewals, no written notice of cancellation, suspension, denial, limitation of coverage, or termination has been received or threatened with respect to any such policy.

Section 4.15    Taxes.

(a)    Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or material Taxes otherwise owed, have been timely paid.

(b)    All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. No deficiency or proposed adjustment with respect to Taxes has been proposed, asserted or assessed in writing against Parent or any Parent Subsidiary which has not been fully paid or adequately reserved in the Parent Financial Statements, in accordance with GAAP.

(c)    Each of Parent and the Parent Subsidiaries has withheld, collected and paid over to the appropriate Governmental Entity all material Taxes required by Law to be withheld or collected.

(d)    There are no material Liens for Taxes (other than Permitted Liens) on the assets of Parent or any Parent Subsidiary. None of Parent or the Parent Subsidiaries is a party to any Tax allocation, Tax indemnity, or Tax sharing agreement. No written claim has been made by a Governmental Entity in any jurisdiction where Parent or a Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)    Except for any group of which Parent is the common parent, none of Parent or the Parent Subsidiaries is or has been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated U.S. federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than Parent or Parent Subsidiary) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, by Contract, or otherwise.

(f)    None of Parent or the Parent Subsidiaries has been notified in writing that it is currently under audit by any Governmental Entity or that any Governmental Entity intends to conduct such an audit, and no material action, suit, investigation, claim, assessment, administrative or other court proceeding is pending or, to the Knowledge of Parent, proposed with respect to any alleged deficiency in Taxes.

(g)    None of Parent or the Parent Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any material Taxes.

(h)    None of Parent or the Parent Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and none of the Parent Capital Stock or the capital stock of, or equity interests in, any Parent Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(i)    None of Parent or the Parent’s Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state or local income Tax Law), (v) installment sale or open transaction entered into on or prior to the Closing Date, (vi) prepaid amounts (including for the avoidance of doubt deferred revenue) received on or prior to the Closing Date, or (vii) election under Code Section 108(i).

(j)    None of Parent or the Parent Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b).

(k)    Except as set forth in Parent Schedule 4.15(k), each of the Parent Subsidiaries has been, since its formation, treated as a disregarded entity for federal and where applicable, state, income Tax purposes as defined in Treasury Regulation Section 301.7701-3(b).

(l)    None of Parent or the Parent Subsidiaries has taken any action or knows of any fact, Contract, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)    Notwithstanding anything to the contrary contained herein, none of the representations and warranties contained elsewhere in this Article IV shall relate to Tax matters, which are instead the subject of this Section 4.15 and Section 4.19 exclusively.

Section 4.16    Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent threatened, against Parent, any Parent Subsidiary, any Parent Owned Property or any Parent Leased Property, nor is there any Judgment outstanding against Parent, any Parent Subsidiary, any Parent Owned Property or any Parent Leased Property, that (a) seeks or imposes any material injunctive or other equitable relief, (b) relates to any of the Transactions, or (c) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17    Compliance with Laws. Parent and the Parent Subsidiaries are in compliance with all Laws and Judgments applicable to Parent or any Parent Subsidiary, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or the Parent Subsidiaries has received any written communication during the two years before the date hereof from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any Law. Neither Parent nor any Significant Parent Subsidiary, nor, to the Knowledge of Parent, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of Parent or any Significant Parent Subsidiary has, directly or indirectly, in connection with the business activities of Parent used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

Section 4.18    Environmental Matters.

(a)    Each of Parent and the Parent Subsidiaries is, and, except with respect to matters that have been fully resolved, has been since June 23, 2014, in compliance in all material respects with all Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and, as of the date hereof, there are no administrative or judicial proceedings pending against Parent or any Parent Subsidiary that allege, and, none of Parent or the Parent Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges, that Parent or a Parent Subsidiary is not in compliance with or is liable or potentially liable under any Environmental Law, except for any such noncompliance, proceedings or communications that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each required Environmental Permit is valid and in effect or has been timely re-applied for, except for the lack of such Environmental Permits that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    As of the date hereof, none of Parent or the Parent Subsidiaries has received any written notice, demand, request for information, or claim alleging liability on the part of Parent or any Parent Subsidiary as a result of a Release of Hazardous Materials.

(c)    None of Parent or the Parent Subsidiaries has received any written notice or request for information with respect to any Parent Offsite Facility regarding potential or actual liability for cleanup or environmental remediation thereof for which the potential or actual liability of Parent or Parent Subsidiary remains unresolved.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 4.18 and Section 4.05 (SEC Documents; Financial Statements; Internal

Controls) are the sole and exclusive representations and warranties made by Parent in this Agreement with respect to Hazardous Materials, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health or worker safety.

Section 4.19    Employee Benefits.

(a)    Parent Schedule 4.19(a) sets forth a list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical and other plans, arrangements or understandings (collectively, “Parent Benefit Plans”) maintained, or contributed to, by Parent or any Parent ERISA Affiliate for the benefit of any current or former employees, directors, and/or independent contractors of Parent or any Parent Subsidiary. Parent has made available to the Company copies of (i) the most recent version of each Parent Benefit Plan and any amendments made thereto, (ii) the three most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required) and all attachments thereto, (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan; (v) the nondiscrimination testing results for the last three plan years for each Parent Benefit Plan that is subject to nondiscrimination testing under ERISA and/or the Code; and (vi) the most recent Internal Revenue Service favorable determination or opinion letter for each such Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(b)    With respect to each Parent Benefit Plan: (i) each has been administered in compliance, in all material respects, with its terms and with applicable Laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims, audits, inquiries, reviews, proceedings, claims, or demands are pending or to the Knowledge of Parent, threatened; (ii) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Parent Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; and (iv) there have been no acts or omissions by Parent or any Parent ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law.

(c)    With respect to the United States of America, all Parent Pension Plans have been the subject of determination or opinion letters from the Internal Revenue Service to the effect that such Parent Pension Plans are qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened.

(d)    None of Parent, any Parent Subsidiary, any officer of Parent or any Parent Subsidiary or any of the Parent Benefit Plans that are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)    No Parent Benefit Plan is, and none of Parent or any Parent ERISA Affiliate contributes to, is required to contribute to, or otherwise participates in or in any way has any material liability, directly or indirectly, with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (iii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code, that covers or has covered any employee of Parent or any Parent ERISA Affiliate; or (iv) any plan or arrangement that provides for post-

employment medical benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Law.

Section 4.20    Labor. As of the date hereof, no employee of Parent or any of the Parent Subsidiaries is represented by any union or covered by any collective bargaining agreement. As of the date hereof, no labor organization or group of employees of Parent or any of the Parent Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity.

Section 4.21    Affiliate Transactions.

(a)    Except as set forth in Parent Schedule 4.21, since January 1, 2014, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of Parent Subsidiary was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been so disclosed.

(b)    There are no loans by Parent or any Parent Subsidiary to any officer of Parent or any officer of any Parent Subsidiary outstanding as of the date hereof.

Section 4.22    Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.23    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the three-year period ending on the date hereof has been, an “interested stockholder” of the Company, in each case as defined in either Section 203 of the DGCL or Article XII of the Company Charter. Except in respect of the Voting Agreement, neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will at any time prior to the Closing Date beneficially own, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or is a party, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of Company Common Stock or any securities of any Company Subsidiary.

Section 4.24    Availability of Funds; Financing. Parent has cash on hand and available borrowing capacity sufficient in the aggregate to fund all of its payment obligations set forth in Article II, and to pay all fees and expenses payable by it in respect of the Merger and the other Transactions.

Section 4.25    Capitalization and Operation of Merger Sub. The authorized share capital of Merger Sub consists of 1,000 shares, par value $0.01 per share, of which 1,000 shares are validly issued and outstanding. All the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Parent Subsidiary. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.26    No Additional Representations; Extrinsic Non-Reliance. Each of Parent and Merger Sub acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. Each of Parent and Merger Sub acknowledges that (a) neither the Company nor any other Person has made any representation or warranty, express or implied, as to the Company or any Company Subsidiary or the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub and their respective Representatives, except as expressly set forth in this Agreement, (b) neither Parent nor Merger Sub has relied on and each of Parent and Merger Sub hereby waives any reliance on any representation or warranty from the Company, any Company Subsidiary or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (c) no Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use, of any such information, including any information, documents or material made available to Parent or Merger Sub in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, capital budgets, cost estimates and other predictions relating to the Company and the Company Subsidiaries made available to Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01    Conduct of Business by the Company. Except for matters set forth in Company Schedule 5.01 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, maintain its rights and Permits, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and maintain its respective properties and assets in their current state of repair, order, functionality and condition, reasonable wear and tear excepted, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Company Schedule 5.01 or otherwise expressly provided for by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for shares of Company Common Stock delivered to the Company to pay the exercise price or tax withholding obligations under any Company Option or Company Restricted Stock Unit award;

(b)    issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting securities, or (iii) any securities convertible into or exchangeable for any shares of capital stock of the Company, other than (A) the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their present terms and (B) the issuance of Company Common Stock upon the Exchange;

(c)    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its certificate of incorporation, by-laws and other comparable charter or organizational documents that do not have an adverse effect on the Merger and the other Transactions, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(d)    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (ii) any assets or real property, in the case of (i) or (ii), which acquisition or acquisitions would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of land in the Ordinary Course of Business (including entering into option contracts to acquire (and purchasing pursuant to the terms of such contracts) land (or an ownership interest in an entity holding land));

(e)    except for (1) retention bonus awards and payments to be paid pursuant to the retention plan described in Section 6.04(d), (2) increases in compensation, and/or (3) increases in severance or termination pay, not to exceed $1,000,000 in the aggregate, which in each case shall be subject to prior review and approval (not to be unreasonably withheld, conditioned or delayed) by Parent, (i) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except for such increases in compensation that are required under employment Contracts in effect as of the date hereof, (ii) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except for such increases in severance and termination pay that are required under Contracts in effect as of the date hereof, (iii) enter into any severance or termination agreement with any such officer or director, (iv) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or any Company Benefit Plan, or (v) take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement or Company Benefit Plan in effect as of the date hereof, except as required by the terms of such collective bargaining agreement or Company Benefit Plan;

(f)    make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in GAAP;

(g)    sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any Company Property or any of its land assets with an aggregate valuation in excess of $1,000,000, other than vertical construction financing in the Ordinary Course of Business;

(h)    sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(i)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person, except for trade debt, operating liabilities and other similar unsecured, short-term indebtedness incurred in the Ordinary Course of Business;

(j)    make or agree to make any new capital expenditure that, individually, is in excess of $500,000, except to the extent provided for in the Company’s budget for 2017 previously made available to Parent;

(k)    (i) make (except for elections made in the ordinary course of business) or change any material Tax election, (ii) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (iii) file any material amended Tax Return, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, (vii) surrender any right to claim a material Tax refund, or (viii) take any action that would require filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income Tax purposes;

(l)    make any loan or advance (other than loans or advances that will be repaid before Closing) to any of its Affiliates, officers or directors, other than in the Ordinary Course of Business and except for any advancement obligations under the Company Charter, Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary; or

(m)    authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

Section 5.02    No Solicitation; Change of Company Recommendation.

(a)    Termination of Existing Discussions. The Company, each of the Company Subsidiaries, and the respective directors, officers, employees and controlled Affiliates of the Company and of each of the Company Subsidiaries shall, and the Company shall instruct each of its Representatives to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent or Merger Sub) regarding any proposal, expression of interest, request for information or other communication that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. The Company shall promptly (but not later than one (1) Business Day after the first public announcement of this Agreement) request that each Person (other than Parent and Merger Sub) with which or whom the Company heretofore has entered into a confidentiality, standstill or similar agreement or otherwise has had discussions or negotiations, in each case, regarding any offer, proposal, expression of interest, request for information or other communication that constitutes, constituted, or reasonably could be expected to lead to, any Company Takeover Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”), that is in possession of, or was furnished with or provided access to, any Company nonpublic information, immediately return to the Company or destroy (with a certification of such destruction delivered to the Company if such a certification is required by such confidentiality, standstill or similar agreement, or with the Company requesting a certification of such destruction delivered to the Company if such a certification is not required by such confidentiality, standstill or similar agreement) all such nonpublic information, and, to the extent not heretofore terminated, the Company and its Representatives shall immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

(b)    Prohibition on Soliciting Activities. Except as expressly permitted by this Section 5.02, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it authorize any of its Representatives or permit any of its controlled Affiliates to, and the Company shall instruct each of its Representatives not to, on behalf of the Company, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any inquiries or the making, announcement or submission to the Company of any expression of interest, proposal or offer that constitutes, or reasonably would be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement (whether binding, non-binding, conditional or otherwise) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.02(c)), (iii) other than with respect to Parent, Merger Sub, the Confidentiality Agreement and the Standstill Agreements, fail to enforce, release any Person from, terminate or waive or render inapplicable, or amend in any manner less favorable to the Company, the provisions of any confidentiality, standstill or other similar agreement currently in effect to which the Company or any of the Company Subsidiaries is a party, with respect to a Company Takeover Proposal, (iv) “opt out” of, waive or amend, or take any action to render inapplicable to any Person (other than Parent and Merger Sub) or to any Company Takeover Proposal (other than the Merger and the other Transactions), the provisions of any Anti-Takeover Laws or of Article XII of the Company Charter, or (v) engage in, continue, or participate in any discussions or negotiations with, or furnish any non-public Company information (whether orally or in writing) or access to the business, properties, assets, liabilities, books or records of the Company or any Company Subsidiary to, or otherwise knowingly cooperate with, assist, or participate in any effort by, any Person (or any Representative of any Person) that has made, is seeking to make, has informed the Company or any of its controlled Affiliates of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or reasonably would be expected to lead to, any Company Takeover Proposal. The Company shall be responsible for any action or inaction taken or omitted to be taken by its or its controlled Affiliates’ Representatives, to the extent acting on its or their behalf or at its or their direction, relating to any matters contemplated by this Section 5.02(b).

(c)    Discussions Permitted in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, including Section 5.02(b) (Prohibition on Soliciting Activities), if at any time from and after the date hereof and prior to receipt of the Company Stockholder Approval, the Company receives from any Person or group a written Company Takeover Proposal that has not been withdrawn and that the Company Board (which, for purposes of this Section 5.02, shall be deemed to include any duly authorized committee thereof) determines in good faith, After Consultation, constitutes, or would reasonably be expected to lead to, a Superior Company Proposal that did not result from a breach of Section 5.02(a) (Termination of Existing Discussions) or Section 5.02(b) (Prohibition on Soliciting Activities), then the Company and any of its Representatives shall , subject to compliance with Section 5.02(f) (Required Notices), be permitted to (A) furnish to such Person or group and its or their Representatives, pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be furnished to Parent within one Business Day of the execution thereof by the Company), information with respect to the Company and the Company Subsidiaries and (B) engage or participate in any discussions or negotiations with such Person, group and its or their Representatives regarding any Company Takeover Proposal; it being hereby acknowledged and agreed that nothing contained in this Section 5.02(c) shall be deemed to prohibit the Company or its Representatives from contacting any Person who has submitted (not in violation of Section 5.02(a) or Section 5.02(b)) to the Company or its Representatives a written offer, expression of interest or proposal, which has not been withdrawn, for the sole purpose of ascertaining any necessary clarification of the material terms and conditions thereof (subject to compliance with Section 5.02(f) (Required Notices). The Company shall make available to Parent copies of all material non-public information (to the extent such information has not previously been furnished or made available to Parent) that it has furnished or made available to any such Person in accordance with the preceding sentence before or substantially concurrently with the time such information is furnished or made available to such Person. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or the Standstill Agreements, if any Acceptable Confidentiality Agreement is entered into after the date hereof between the Company and any other Person (to the extent permitted by this Section 5.02(c)) which contains provisions that are less restrictive on such Person and/or less favorable to the Company than the provisions of the Confidentiality Agreement or the Standstill Agreements are on Parent, such provisions of the Confidentiality Agreement and/or the Standstill Agreements automatically shall be amended and modified without the necessity of further action by any party thereto so that the provisions set forth therein as so amended and modified are no more restrictive as to Parent or less favorable to the Company than the provisions applicable to such Person pursuant to such Acceptable Confidentiality Agreement.

(d)    Company Recommendation. Except as expressly permitted by Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances), neither of the Company Board nor any duly authorized committee thereof shall (i) fail to include in the Proxy Statement the Company Recommendation or otherwise fail to make the Company Recommendation; (ii) change, modify, withhold, qualify or withdraw, or resolve or propose publicly to change, modify, withhold, qualify or withdraw, in each case, in a manner adverse to Parent, the Company Recommendation; (iii) make any recommendation or public announcement in response to a tender or exchange offer commenced by any Person(s), other than an express recommendation (made pursuant to Rule 14e-2(a)(1) under the Exchange Act) that the Company’s stockholders reject such tender or exchange offer, or a temporary “stop-look-listen” communication by the Company Board (made pursuant to Rule 14d-9(f) under the Exchange Act); (iv) fail to publicly recommend against a Company Takeover Proposal, or fail to publicly reaffirm the Company Recommendation, in each case, within ten (10) Business Days after any written request by Parent to do so, which is transmitted to the Company subsequent to any public announcement by any Person of a Company Takeover Proposal (provided, however, the Company shall not be obligated to publicly recommend against a Company Takeover Proposal or to publicly reaffirm the Company Recommendation upon such a request by Parent more than once in respect of any publicly announced Company Takeover Proposal, it being acknowledged and agreed that the public announcement of a material modification to such Company Takeover Proposal shall be considered a new Company Takeover Proposal for purposes of this clause (iv)); or (v) enter into, approve, adopt or recommend, or resolve or propose publicly to enter into, approve, adopt or recommend, any Company Takeover Proposal or any letter of intent, agreement-in-principle, expression of interest, term sheet, merger agreement, acquisition or business combination agreement, asset sale or transfer agreement, restructuring, reorganization or recapitalization agreement, option agreement, joint venture agreement, partnership agreement, or other Contract contemplating, or providing for, a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.02(c) (Discussions Permitted in Certain Circumstances)) (any one or more of the foregoing actions enumerated in clauses (i), (ii), (iii) and (iv) of this Section 5.02(d) constituting, a “Company Recommendation Change”).

(e)    Change in Recommendation Permitted in Certain Circumstances. Prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to make a Company Recommendation Change solely in the manner and to the extent hereafter expressly set forth in this Section 5.02(e) in response to either (i) a Company Superior Proposal that did not result from a violation in any material respect of this Section 5.02, or (ii) a Company Intervening Event, in each case only if the Company Board shall have determined in good faith, After Consultation, that a failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law. Notwithstanding any other provision of this Agreement, at no time shall the Company Board be permitted to make a Company Recommendation Change, unless: (A) the Company has given Parent at least four (4) Business Days’ prior written notice that the Company Board intends to make a Company Recommendation Change (a “Company Recommendation Change Notice”), which notice shall include, (1) if Company Recommendation Change is to be made in response to a Superior Company Proposal, the identity of the Person making the Superior Company Proposal, the material terms thereof and a true and complete copy of the proposed agreement or proposal with respect to such Superior Company Proposal (including all proposed material transaction documents in connection therewith and material exhibits and schedules, but redacting, if required by any financing source, the amount of any commitment fee and financing fee information), or (2) if the Company Recommendation Change is to be made in respect of a Company Intervening Event, a reasonable summary of the material underlying facts, conditions and circumstances giving rise to the occurrence and continuing existence of such Company Intervening Event, (B) during the four (4) Business Day period commencing on the date of receipt by Parent of the Company Recommendation Change Notice, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives, to the extent Parent desires to negotiate, so that Parent may propose in writing a binding offer to make such adjustments to the terms and conditions of this Agreement to enable the Company Board to determine that (x) the Superior Company Proposal referred to in the Company Recommendation Change Notice no longer constitutes a Superior Company Proposal or (y) the failure to make a Company Recommendation Change in respect of the Company Intervening Event referred to in the Company Recommendation Change Notice would no longer be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) at the end of such four (4) Business Day period, the Company Board shall have considered in good faith and given effect to the terms of such binding offer and shall have determined in good faith, After Consultation, that, (x) the Superior Company Proposal, referred to in the Company Recommendation Change Notice, continues to constitute a Superior Company Proposal or (y) the failure of the Company Board to make a Company Recommendation Change in respect of the Company Intervening Event referred to in the Company Recommendation Change Notice would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being hereby acknowledged and agreed that that any proposed amendment or modification to the material terms of any Superior Company Proposal submitted to the Company by any Person who previously submitted to the Company a Superior Company Proposal shall require a new written notice to Parent from the Company and a three (3) Business Day notice and negotiation period shall thereupon commence anew under this Section 5.02(e)). For purposes of clarification and certainty, under no circumstances shall the Company be permitted to terminate this Agreement in respect of a Superior Company Proposal unless it shall have concurrently complied in all respects with the requirements of this Section 5.02(e) and Section 8.01(f) (Termination by the Company before Receipt of Company Stockholder Approval), and under no circumstances shall the Company be permitted to terminate this Agreement in respect of, or due to any Company Recommendation Change made by the Company Board solely in response to, a Company Intervening Event. The Company hereby expressly confirms and agrees that the immediately preceding sentence of this Section 5.02(e), to the extent it relates to a Company Recommendation Change solely in response to or in respect of a Company Intervening Event, has been agreed to by the parties hereto pursuant to Section 146 of the DGCL.

(f)    Required Notices. At any time prior to obtaining the Company Stockholder Approval, the Company shall notify Parent or its Representatives in writing promptly (and in any case within one (1) Business Day after knowledge of Parent of the receipt thereof) of its or any of its controlled Affiliates’ receipt of any Company Takeover Proposal, and disclose to Parent the identity of the Person making any such Company Takeover Proposal and the material terms of any such Company Takeover Proposal. The Company shall keep Parent informed on a reasonably timely basis of the status of any such Company Takeover Proposal, including any change to the material terms thereof. The terms and existence of any such Company Takeover Proposal and the identity of such Person (if not publicly disclosed by the Company or such Person), shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement.

(g)    Disclosures Under Law. Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders under applicable Law if the Company Board determines in good faith, After Consultation, that the failure to do so would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law or violate other applicable Law; provided, however, that nothing in this Section 5.02(g) shall, for purposes of this Agreement, permit the Company to make a Company Recommendation Change except in the manner and under the specific circumstances expressly set forth in Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances), and it is hereby acknowledged and agreed that a factually accurate public statement by the Company that describes only the Company’s receipt of a Company Takeover Proposal and the operation with respect thereto of this Section 5.02 and Section 8.01(f) (Termination by the Company before Receipt of Company Stockholder Approval) in respect thereof, shall not be deemed a Company Recommendation Change for purposes of this Agreement.

Section 5.03    Conduct of Business by Parent. Except for matters set forth in Parent Schedule 5.03 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, maintain its rights and Permits, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and maintain its respective properties and assets in their present state of repair, order, functionality and condition, reasonable wear and tear excepted, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Parent Schedule 5.03 or otherwise expressly provided for by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Subsidiary of Parent to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (A) shares of Parent Common Stock delivered to Parent to pay the exercise price or tax withholding obligations under any Parent Option or Parent Restricted Stock award, and (B) shares of Parent Common Stock repurchased by Parent under its stock repurchase program;

(b)    issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Parent Debt or other voting securities or (iii) any securities convertible into or exchangeable for any shares of capital stock of Parent, other than (A) the issuance of Parent Common Stock upon the exercise of Parent Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance of additional Parent Options, shares of Parent Restricted Stock, or Parent Restricted Stock Units pursuant to the Parent Stock Plan in accordance with its present terms and consistent with prior practice, and the issuance of Parent Common Stock upon the exercise of such Parent Options or the settlement of such Parent Restricted Stock Units, and (C) the issuance of Parent Common Stock under its current and future (if any) at-the-market offering programs;

(c)    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its certificate of incorporation, by-laws and other comparable charter or organizational documents that do not have an adverse effect on the Merger and the other Transactions, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(d)    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (ii) any assets or real property, in the case of (i) or (ii), which acquisition or acquisitions would be material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except purchases of land in the Ordinary Course of Business (including entering into option contracts to acquire (and purchasing pursuant to the terms of such contracts) land (or an ownership interest in an entity holding land));

(e)    make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as may be required by a change in GAAP;

(f)    sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any Parent Property or any of its land assets with an aggregate valuation in excess of $1,000,000, other than in the Ordinary Course of Business;

(g)    sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any of its properties or assets that are material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(h)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary or guarantee any debt securities of another Person, except for borrowings incurred in the Ordinary Course of Business and offerings and sales of notes;

(i)    make any loan or advance (other than loans or advances that will be repaid before Closing) to any of its Affiliates, officers or directors, other than in the Ordinary Course of Business; or

(j)    authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01    Preparation of the S-4 Registration Statement and the Proxy Statement; Stockholders Meeting.

(a)    As soon as practicable (but not later than 21 days) following the date of this Agreement, the Company and Parent shall jointly prepare, and Parent shall file with the SEC, the S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to (i) cause the S-4 Registration Statement to be declared effective by the SEC under the Securities Act as promptly as practicable after such filing, (ii) ensure that the S-4 Registration Statement complies in all material respects with the applicable provisions of the Exchange Act, and (iii) keep the S-4 Registration Statement effective for as long as necessary to complete the Merger and the issuance of the Stock Consideration in connection therewith. Each of the Company and Parent shall (1) cooperate with each other in the preparation of the S-4 Registration Statement and the Proxy Statement, (2) furnish to the other party all information concerning itself, its Affiliates, and the holders of Company Common Stock and Parent Common Stock (as applicable) that is necessary or appropriate in connection with the preparation of the S-4 Registration Statement and the Proxy Statement, and (3) provide such other assistance as may reasonably be required by such other party in connection with the preparation, filing and distribution of the S-4 Registration Statement and the Proxy Statement.

(b)    Each of the Company and Parent shall (i) in advance of any filings with the SEC and written communications to its staff by such party, provide the other party a reasonable opportunity to review and provide to such party its reasonable comments with respect thereto (including the proposed final version of such document or response), (ii) promptly notify the other party of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 Registration Statement or the Proxy Statement or for additional information, (iii) supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the S-4 Registration Statement, the Proxy Statement or the Merger, and (iv) give the other party an opportunity to participate in any discussions or meetings such party has with the SEC or its staff in connection with the S-4 Registration Statement, the Proxy Statement or the Merger. Each of the Company and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the S-4 Registration Statement.

(c)    If before the Effective Time, any event occurs with respect to the Company, Parent, or any Company Subsidiary or Parent Subsidiary, or any change occurs with respect to other information supplied by the Company or Parent for inclusion in the S-4 Registration Statement or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement or the Proxy Statement (including discovery of any document containing any misstatement of a material fact or omission of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading), the Company and Parent shall promptly notify each other of such event and cooperate, in good faith, in the prompt filing with the SEC of any necessary amendment or supplement to the S-4 Registration Statement or the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and the Parent’s stockholders.

(d)    Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement or the S-4 Registration Statement will be made without the approval of both the Company and Parent, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the S-4 Registration Statement or the Proxy Statement, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders entitled to notice of and to vote at the Company Stockholders Meeting as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the S-4 Registration Statement, the issuance of any stop order relating thereto, or the suspension of the qualification of the Parent Common Stock included in the Merger Consideration for offering or sale in any jurisdiction, and Parent shall use all reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(e)    Unless this Agreement shall have been terminated in accordance with Article VIII, the Company shall, as soon as practicable after the S-4 Registration Statement is declared effective under the Securities Act, in accordance with applicable Law and the Company Charter and Company By-laws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (as it may be adjourned, postponed or rescheduled from time to time, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.01(e) or otherwise under this Agreement shall not be affected by (i) the receipt by the Company or any of its Representatives, or the commencement, public proposal, public disclosure or other communication to the Company, of any Company Takeover Proposal, or (ii) any Company Recommendation Change (if this Agreement has not been terminated in accordance with Section 8.01(d) (Termination by Parent due to Company Recommendation Change) or Section 8.01(f) (Termination by the Company before Receipt of Company Stockholder Approval). Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn, recess or postpone any then scheduled Company Stockholders Meeting, and may change the record date thereof, if (and only if) (A) the Company Board (or a duly authorized committee thereof) determines in good faith, After Consultation, that such adjournment, recess or postponement is necessary or advisable to ensure that any supplement or amendment to the S-4 Registration Statement or the Proxy Statement is provided to the stockholders of the Company a reasonable amount of time in advance of the Company Stockholders Meeting, (B) as of the time for which any then scheduled Company Stockholders Meeting is scheduled, there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting, or (C) to the extent required by applicable Law. The Company shall permit Representatives of Parent to attend the Company Stockholders Meeting.

(f)    The Company shall engage a recognized proxy solicitation firm promptly after the date hereof and shall keep Parent reasonably informed on a current basis of its proxy solicitation efforts and quorum share returns and voting tallies from and after the mailing by the Company of the Proxy Statement, including by permitting Parent and its Representatives to participate (which can be by telephonic means) in any substantive meetings or discussions with the Company’s proxy solicitation firm regarding the Company’s proxy solicitation efforts and strategy for obtaining the Company Stockholder Approval, to the extent practicable; provided, however, that the foregoing right of Parent and its Representatives to participate in such meetings and discussions shall not apply from and after the time the Company Board (or any duly authorized committee thereof) (to the extent expressly permitted by Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances)) shall have made and publicly announced a Company Recommendation Change (unless any such Company Recommendation Change shall have been subsequently withdrawn by the Company Board (or such committee) and this Agreement shall not theretofore have been terminated).

Section 6.02    Access to Information; Confidentiality.

(a)    Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access, during normal business hours during the period before the earlier of the Effective Time and such time as this Agreement is terminated in accordance with its terms, to all their respective properties, books, contracts, commitments, employees and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent all information concerning its business, properties and employees as Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries. This Section 6.02(a) shall not require the Company or any Company Subsidiary to permit any access, or to disclose any information, that relates to the negotiation and execution of this Agreement, any dispute between the Company and Parent, or, subject to Section 5.02, any Company Takeover Proposal, or that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the risk of loss of attorney-client privilege, or (iii) a Governmental Entity alleging that providing such information violates applicable Law. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary in this Section 6.02(a), neither Parent, Merger Sub nor any of their respective Representatives shall conduct, without the prior written consent of the Company, any environmental investigation at any Company Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil, structures or anything else at or in connection with any Company Property.

(b)    Upon reasonable notice, Parent shall, and shall cause each Parent Subsidiary to, afford to the Company and its Representatives reasonable access, during normal business hours during the period before the earlier of the Effective Time and such time as this Agreement is terminated in accordance with its terms, to all their respective properties, books, contracts, commitments, employees and records and, during such period, Parent shall, and shall cause each Parent Subsidiary to, furnish promptly to the Company all information concerning its business, properties and employees as the Company may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Parent and the Parent Subsidiaries. This Section 6.02(b) shall not require Parent or any Parent Subsidiaries to permit any access, or to disclose any information, that relates to the negotiation and execution of this Agreement or any dispute between Parent and the Company, or that in the reasonable judgment of Parent could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the risk of loss of attorney-client privilege, or (iii) a Governmental Entity alleging that providing such information violates applicable Law. During any visit to the business or property sites of Parent or any of the Parent Subsidiaries, the Company shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all Parent’s and the Parent Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary in this Section 6.02(b), none of the Company or its Representatives shall conduct, without the prior written consent of Parent, any environmental investigation at any Parent Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil, structures or anything else at or in connection with any Parent Property.

(c)    All information exchanged pursuant to this Section 6.02 shall be subject to the Non-Disclosure Agreement, dated March 18, 2016, as amended by the First Amendment to Non-Disclosure Agreement, dated March 14, 2017, each among the Company, Parent, and PICO (as amended, the “Confidentiality Agreement”).

Section 6.03    Reasonable Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and except where a different standard of efforts to be undertaken by the Company or Parent, as applicable, is expressly set forth in another Section or provision of this Agreement, each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, Permits, registrations, waivers, consents and approvals from Governmental Entities, the making of all necessary registrations and filings (including filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary or desirable to obtain an approval, Permit, registration, or waiver from, or to avoid or terminate a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any

Proceedings challenging this Agreement or the consummation of the Merger and the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company, the Company Board, Parent, and the Parent Board shall (1) take all action necessary to ensure that no State Anti-Takeover Law or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other Transaction, and (2) if any State Anti-Takeover Law or similar statute or regulation becomes or may become applicable to this Agreement, the Merger or any other Transaction, take all action necessary to ensure that the Merger and the other Transactions be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Anti-Takeover Law or similar statute or regulation on this Agreement, the Merger and the other Transactions. Notwithstanding anything to the contrary in this Section 6.03(a), the Company shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02 (No Solicitation; Change of Company Recommendation). Without limiting the generality of the foregoing, Parent shall and shall cause the Parent Subsidiaries to, and the Company shall and shall cause the Company Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or Person with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). Except as otherwise permitted under this Agreement, each of the Company and Parent shall not (and shall cause its respective Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

(b)    The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notice (or failure to give any such notice) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04    Employee Benefits.

(a)    From the Effective Time, Parent shall continue or cause the Parent Subsidiaries, including the Surviving Corporation, to continue the employment of each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”), subject to Section 6.04(e). From the Effective Time until the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities to each Company Employee at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity to each Company Employee that is not less favorable than the annual bonus opportunity provided to such Company Employee immediately prior to the Effective Time, and (iii) health and welfare benefits under plans and programs maintained or to be maintained by Parent or any of the Parent Subsidiaries that are no less favorable than the health and welfare benefits provided to similarly situated employees of Parent and the Parent Subsidiaries after the Effective Time.

(b)    For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals, other than for benefit accrual purposes of any defined benefit pension plan) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (except for any defined benefit pension plan or equity compensation plan or arrangement), including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)    Parent shall or shall cause its Subsidiaries, including the Surviving Corporation, to use all reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use all reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d)    Prior to the Effective Time, the Company may implement a retention plan for the benefit of Company Employees that shall provide for retention benefits or other payments to such Company Employees, as described in Section 5.01(e)(1), in an aggregate amount not to exceed $1,000,000; provided, that (i) the Company shall provide Parent with copies of any documentation of such retention plan and an opportunity to provide reasonable comments thereto prior to such plan being adopted by the Company, and (ii) Parent shall have such prior approval rights as described in Section 5.01(e).

(e)    Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 6.04, or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee.

Section 6.05    Indemnification.

(a)    After the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor all the Company’s obligations to, exculpate or indemnify, defend and hold harmless (including advancing funds for expenses), to the fullest extent permitted by Law, the current and former directors and officers of the Company and the Company Subsidiaries and any employee of the Company or any of the Company Subsidiaries who acts as a fiduciary under any Company Benefit Plan for acts or omissions by such persons occurring at or before the Effective Time (including acts or omissions relating to this Agreement and the Transactions), and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and any individual indemnity agreements or other applicable documents from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such persons arising from, relating to, or otherwise in respect of, such acts or omissions. After the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Surviving Corporation’s certificate of incorporation as in effect immediately after the Effective Time (the form of which is attached hereto as Exhibit A), (ii) the Company By-laws and any Company Subsidiary’s certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time, and (iii) any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i), (ii) and (iii) above, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of the Company Subsidiaries.

(b)    For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (provided, however, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from, relating to, or otherwise in respect of, facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the Company’s annual premium therefor paid in the twelve months prior to the date of this Agreement (such amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to facts or events that occurred at or before the Effective Time, including the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause the Surviving Corporation to honor all obligations thereunder.

(c)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.05.

Section 6.06    Fees and Expenses.

(a)    Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (i) the Company shall bear all fees and expenses incurred in connection with preparing the Proxy Statement, (ii) Parent shall bear all fees and expenses incurred in connection with preparing the S-4 Registration Statement, and (iii) Parent and the Company shall each bear 50% of all fees and expenses incurred in connection with (A) filing (including SEC registration fees), printing and mailing the Proxy Statement and the S-4 Registration Statement, and (B) any regulatory filings, or obtaining any consents or approvals from Governmental Entities or third parties necessary for Closing.

(b)    If any action or other Proceeding is brought based upon any party’s breach of this Agreement, the prevailing party, as determined by a court of competent jurisdiction from which no appeal may be taken, shall be entitled to recover fees and expenses in connection with such breach, including attorney’s fees and costs from the other party to the action or other Proceeding.

(c)    The Company shall pay or cause to be paid to Parent a nonrefundable cash fee equal to $7,050,000 if: (i) the Company terminates this Agreement pursuant to Section 8.01(f) (Termination by the Company before Receipt of Company Stockholder Approval), (ii) Parent terminates this Agreement pursuant to Section 8.01(d) (Termination by Parent due to Company Recommendation Change), or (iii) (A) a Company Takeover Proposal is made and publicly disclosed (substituting, for purposes of this Section 6.06(c), “80%” for each reference in the definition of “Company Takeover Proposal” to “20%”) (a “Company Qualifying Transaction”) and not subsequently publicly withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (Lapse of Outside Date), Section 8.01(b)(iv) (Failure of the Company to Obtain Company Stockholder

Approval), or Section 8.01(c) (Company Breach), and (B) within 12-months of such termination, the Company enters into a definitive agreement to consummate, or consummates, a Company Qualifying Transaction. Any fee due under this Section 6.06(c) shall be paid to Parent by wire transfer to the account specified in Parent Schedule 6.06(c) of same-day funds on the date of termination of this Agreement pursuant to clause (i) of the preceding sentence, within two Business Days after termination of this Agreement by Parent pursuant to clause (ii) of the preceding sentence (in the case of a Company Intervening Event in accordance with Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances), or on the earlier of the date of (x) execution of such definitive agreement and (y) consummation of such transaction in the case of termination of this Agreement pursuant to clause (iii) of the preceding sentence. In no event shall the Company be required to pay the fee set forth in this Section 6.06(c) on more than one occasion.

(d)    Notwithstanding anything to the contrary contained in this Agreement, but subject to the proviso to this sentence in the case of intentional fraud or willful breach, if this Agreement is terminated and Parent has been paid in full a fee under Section 6.06(c) (Termination Fee to Parent), the payment to Parent of such fee shall be the sole and exclusive remedy of Parent and its Related Persons against the Company or any of its Related Persons, and upon full payment of such fee to Parent, Parent (on its own behalf and on behalf of its Related Persons) hereby agrees that it thereby shall have waived all other remedies against the Company or any of its Related Persons with respect to (i) any failure of the Merger and the other Transactions to be consummated and (ii) any breach, violation or non-compliance by the Company of any of its obligations to consummate the Merger and the other Transactions or of any representation, warranty, covenant or agreement of the Company set forth herein; provided, however, that the foregoing waiver and election of remedies limitation shall not apply in the case of any intentional fraud or willful breach on the part of the Company or any of its controlled Affiliates. Except as set forth in the proviso to the preceding sentence, upon payment in full by the Company of such fee, none of the Company or its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the Transactions, and in no event shall Parent (and Parent shall ensure that its Related Persons do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy under Section 9.10 (Enforcement) or otherwise or any remedy or claim sounding in tort) of any kind, in connection with this Agreement.

(e)    The parties hereto agree that the agreements contained in this Section 6.06 are an integral part of this Agreement and constitute a material inducement for the parties hereto to enter into this Agreement and that the fee payable pursuant to this Section 6.06 constitutes liquidated damages and not a penalty.

Section 6.07    Public Announcements. Except as provided in Section 5.02, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement before such consultation, except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the initial press release (or releases) to be issued with respect to the Merger and the other Transactions shall be in the form previously agreed to be the parties (the “Announcement”). Notwithstanding the foregoing, this Section 6.07 shall not apply to any press release or other public statement made by the Company or Parent (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement, the Merger or the other Transactions.

Section 6.08    Certain Tax and Structure Matters.

(a)    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions, if any, shall be paid by the Surviving Corporation.

(b)    Each of Parent, the Company and Merger Sub will use reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Unless otherwise required by applicable Law, Parent, the Company and Merger Sub will report the Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification. No party will take any action or fail to take any action, or allow any Affiliate to take any action or fail to take any action, that would reasonably be expected to prevent any of the foregoing.

(c)    Each of Parent and the Company will use reasonable efforts to obtain the Tax opinions described in Section 7.01(f) (Tax Opinion) (collectively, the “Tax Opinions”). The appropriate officers of Parent, the Company and Merger Sub will execute and deliver to Greenberg Traurig, LLP, counsel to Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, certificates substantially in the forms set forth in Parent Schedule 6.08(c) and Company Schedule 6.08(c) (the “Representation Letters”). Each Representation Letter will be dated on the or before the date of such Tax Opinion and shall not have been withdrawn or modified in any material respect.

Section 6.09    Transaction Litigation. The Company shall control, and shall give Parent prompt notice of, keep Parent promptly and fully informed with respect to, and consult with Parent regarding, any Proceeding commenced or, to the Knowledge of the Company, threatened, against the Company or any of its directors, officers, managers, partners or Affiliates relating to this Agreement, the Merger, or any of the other Transactions (collectively, “Transaction Litigation”). The Company shall consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, reach an arrangement regarding or agree to compromise, settle or reach an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Transaction Litigation and the parties’ performance of their obligations under this Section 6.09, the parties will enter into a customary common interest or joint defense agreement or implement such other arrangement as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that the Company will not be required to provide information if the Company Board determines in good faith, After Consultation, that doing so would be reasonably likely to cause the risk of loss of any attorney-client privilege or other applicable legal privilege.

Section 6.10    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11    Exchange of PICO Membership Interests. Prior to the Effective Time, the Company shall take all action as may be necessary on its part for PICO’s exercise of its right (the “Exchange Request”) to exchange the PICO Membership Interests for shares of Company Common Stock on the terms and subject to the conditions of the Exchange Agreement (the “Exchange”) to become effective and irrevocable, for the Exchange to be consummated and, from and after the consummation of the Exchange (and the transactions contemplated thereby), for all issued and outstanding membership interests and other voting and economic interests in and to UCP LLC to be wholly owned by the Company.

Section 6.12    Listing of Shares of Parent Common Stock on the NYSE. Prior to the Effective Time, Parent shall use all reasonable efforts (including paying all applicable listing fees) to cause the shares of Parent

Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance. The Company shall cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

Section 6.13    Delisting of Shares of Company Common Stock from the NYSE. Each of the parties will cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate the Company’s registration under the Exchange Act, except that such delisting and termination will not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval at the Company Stockholders Meeting.

(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the Merger or any of the other Transactions shall be in effect.

(c)    Exchange of PICO Membership Interests. The Exchange shall have been consummated and UCP LLC shall be a wholly-owned Subsidiary of the Company.

(d)    Effectiveness of the S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)    NYSE Listing. The shares of Parent Common Stock to be issued to holders of Company Common Stock in the Merger pursuant to Section 2.02 (Exchange of Certificates) shall have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

(f)    Tax Opinion. Each of the Company and Parent shall have received (i) a copy of the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) a copy of the opinion of Greenberg Traurig, LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Greenberg Traurig, LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP shall be entitled to rely on the Representation Letters.

Section 7.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    Company Representations and Warranties. The representations and warranties of the Company in the first, second, sixth, and eighth sentences of Section 3.02(a) (Capital Stock of the Company and the Company Subsidiaries), except for such inaccuracies that are not reasonably expected to result, individually or in the aggregate, in additional cost, expense or liability to Parent and Merger Sub, of more than $250,000 (it being hereby acknowledged and agreed that the foregoing $250,000 limitation is not intended to and shall not establish a materiality standard or threshold for any other provision or purpose of this Agreement), Section 3.02(c) (Company’s Economic Interests in UCP LLC), Section 3.03 (Authority; Execution and Delivery; Enforceability; State Takeover Statutes), Section 3.04(a)(i) (No Conflicts with Charter or By-laws), and Section 3.22 (Brokers; Fees and Expenses) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date). All other representations and warranties of the Company in this Agreement (in each case, without giving effect to any materiality or Material Adverse Effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the Merger or any of the other Transactions) shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), and except for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed its obligations in Section 5.02 (No Solicitation; Change of Company Recommendation) (other than such non-willful breach and non-compliance that does not prejudice Parent’s substantive rights and benefits under Section 5.02 (No Solicitation; Change of Company Recommendation)), and the Company shall have performed in all material respects all other obligations required to be performed by it under this Agreement, in each case, at or before the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub in the first, second, sixth and eighth sentences of Section 4.02(a) (Capital Stock of Parent and the Parent Subsidiaries), except for such inaccuracies that are not reasonably expected to result, individually or in the aggregate, in an increase in the number of authorized, issued or outstanding shares of Parent Common Stock or Parent Preferred Stock, on a fully diluted basis, of more than a number of shares equal to the quotient of (x) $250,000 divided by (y) the average closing sale price of a share of Parent Common Stock as reported on the NYSE for the five consecutive trading days ending on the second complete trading day immediately preceding the date hereof (it being hereby acknowledged and agreed that the foregoing $250,000 limitation is not intended to and shall not establish a materiality standard or threshold for any other provision or purpose of this Agreement), Section 4.03 (Authority; Execution and Delivery; Enforceability; State Takeover Statutes), and Section 4.04(a)(i) (No Conflicts with Charter or By-Laws) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date). All other representations and warranties of Parent and Merger Sub in this Agreement (in each case, without giving effect to any materiality or Material Adverse Effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the Merger or any of the other Transactions) shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), except for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, in each case, at or before the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c)    Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.04    Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01 (Conditions to Each Party’s Obligation to Effect the Merger), Section 7.02 (Conditions to Obligations of Parent and Merger Sub) or Section 7.03 (Conditions to Obligation of the Company), as the case may be, to be satisfied, if in any such case such party has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused a failure of any such condition or otherwise have given rise to a right of termination of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01    Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly provided in this Section 8.01):

(a)    by mutual written consent of Parent, Merger Sub and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger is not consummated on or before October 15, 2017 (the “Outside Date”);

(ii)    if any Governmental Entity issues a Judgment permanently enjoining or otherwise permanently prohibiting the Merger and such Judgment shall have become final and non-appealable;

(iii)    if any condition to the obligation of such party to consummate the Merger set forth in Section 7.01 (Conditions to Each Party’s Obligation to Effect the Merger), or Section 7.02 (Conditions to Obligations of Parent and Merger Sub) (in the case of termination by Parent), or Section 7.03 (Conditions to Obligation of the Company) (in the case of termination by the Company), becomes incapable of satisfaction before the Outside Date; or

(iv)    if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting.

provided, however, that the right to terminate this Agreement pursuant to clause (i), clause (ii) or clause (iii) of this Section 8.01(b) shall not be available to any party hereto if such party has breached any provision of this Agreement or has otherwise failed to perform fully its obligations under this Agreement in any manner that shall have caused the issuance of such Judgment or the Merger and the other Transactions not to be consummated by the Outside Date;

(c)    by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) (Company Representations and Warranties) or Section 7.02(b) (Performance of Obligations of the Company), and (ii) cannot be or, if capable of cure, has not been, cured within 30 days after the giving of written notice to the Company of such breach or failure to perform; provided, that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement;

(d)    by Parent, before receipt of the Company Stockholder Approval, if the Company Board (or any duly authorized committee thereof) makes any Company Recommendation Change; provided, that if Parent elects to exercise its right to terminate this Agreement by reason of a Company Recommendation Change made solely in respect of a Company Intervening Event, Parent shall deliver to the Company a notice of termination (in accordance with Section 8.05 (Procedure for Termination, Amendment, Extension or Waiver)) not later than five (5) Business Days immediately following the date the Company shall have publicly announced the Company Recommendation Change solely in respect of such Company Intervening Event, but only if at the time Parent delivers such notice, the Company Stockholder Approval shall not have been obtained;

(e)    by the Company, if Parent breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) (Parent and Merger Sub Representations and Warranties) or Section 7.03(b) (Performance of Obligations of Parent and Merger Sub), and (ii) cannot be or, if capable of cure, has not been, cured within 30 days after the giving of written notice to Parent of such breach or failure to perform; provided, that the Company is not then in breach of any representation, warranty or covenant in this Agreement; or

(f)    by the Company, before receipt of the Company Stockholder Approval, if (i) a Superior Company Proposal has been made and received by the Company not in breach of Section 5.02(b) (Prohibition on Soliciting Activities), (ii) the Company has complied with the first sentence of Section 5.02(c) (Discussions Permitted in Certain Circumstances) and with the provisions of Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances) expressly applicable to a Superior Company Proposal, (iii) the Company is and has been in compliance with the other provisions of Section 5.02 (No Solicitation; Change of Company Recommendation) (other than such non-willful breach and non-compliance that does not prejudice Parent’s substantive rights and benefits under Section 5.02), (iv) the Company concurrently pays (or causes to be paid) to Parent the fee due under Section 6.06(c)(i) (Fee to Parent upon Termination by the Company before Company Stockholder Approval), and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for such Superior Company Proposal. Acceptance by Parent of the fee due under Section 6.06(c) (Fee to Parent) shall constitute acceptance by Parent of the validity of any termination by the Company of this Agreement under this Section 8.01(f) (Termination by the Company before Receipt of Company Stockholder Approval), subject to the proviso to the first sentence of Section 6.06(d) (Fee to Parent upon Termination; Exclusive Remedy).

Section 8.02    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01 (Termination), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 3.25 (No Additional Representations; Extrinsic Non-Reliance), Section 4.26 (No Additional Representations; Extrinsic Non-Reliance), the last sentence of Section 6.02 (Access to Information; Confidentiality), Section 6.06 (Fees and Expenses), this Section 8.02 and Article IX (General Provisions), which provisions shall survive such termination; provided, however, that, except as provided in Section 6.06(d) (Fee to Parent upon Termination; Exclusive Remedy), the termination of this Agreement shall not relieve any party from any liability for intentional fraud or willful breach.

Section 8.03    Amendment. This Agreement and the Exhibits and Schedules hereto may be amended by all the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement and the Exhibits and Schedules hereto by the Company or Parent shall require the approval of the stockholders of the Company or the stockholders of Parent, respectively. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04    Extension; Waiver. At any time before the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

Section 8.05    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 (Termination), an amendment of this Agreement pursuant to Section 8.03 (Amendment) or an extension or waiver pursuant to Section 8.04 (Extension; Waiver) shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, together with notice thereof to the other parties hereto as contemplated by Section 9.02 (Notices). Termination of this Agreement before the Effective Time shall not require the approval of the stockholders of the Company or the stockholders of Parent.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by facsimile transmission or e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on a day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a)	if to Parent or Merger Sub, to

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, CO 80111

Attention: Dale Francescon, Chairman of the Board and Co-CEO

Email: DaleF@centurycommunities.com

with copies (which shall not constitute notice under this Section 9.02) to:

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA 90067

Attention: Mark J. Kelson

Fax: 310-586-0556

Email: kelsonm@gtlaw.com

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, NY 10116

Attention: Clifford E. Neimeth

Fax: 212-805-9383

Email: neimethc@gtlaw.com

(b)	if to the Company, to

UCP, Inc.

99 Almaden Boulevard, Suite 400

San Jose, CA 95133

Attention: Dustin L. Bogue, President and Chief Executive Officer

Email: dbogue@unioncommunityllc.com

with a copy (which shall not constitute notice pursuant to this Section 9.02) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:    Ross A. Fieldston

                    Jeffrey D. Marell

Fax:             212-492-0075

                     212-492-0105

Email:         rfieldston@paulweiss.com

                     jmarell@paulweiss.com

Section 9.03    Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an agreement, between the Company and a Person, that contains confidentiality obligations and covenants of such Person (that has made after the date hereof a Company Takeover Proposal not in breach of Section 5.02(b) (Prohibition on Soliciting Activities)) that, the Company Board determines in good faith, After Consultation, are no less favorable in the aggregate to the Company than the obligations and covenants of Parent contained in the Confidentiality Agreement.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” has the meaning specified in Rule 405 under the Securities Act.

“After Consultation” means with respect to any determination of the Company Board (or duly authorized committee thereof) under and in respect of this Agreement, after consultation with each of the Company

Financial Advisor and the Company’s outside legal counsel; provided, however, that if such consultation relates exclusively to matters of Law (including, determinations with respect to the fiduciary duties of the Company’s directors under applicable Law), then “After Consultation” shall mean, with respect to such legal determinations, after consultation exclusively with the Company’s outside legal counsel.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company ERISA Affiliate” means each Company Subsidiary and any other person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder and/or Section 4001(b)(1) of ERISA.

“Company Intellectual Property” means all material Intellectual Property (a) owned by the Company or any Company Subsidiaries, and (b) used by the Company or any Company Subsidiaries in the business of the Company or the Company Subsidiaries as of the date hereof.

“Company Intervening Event” means an event, state of facts, change, discovery, development or circumstance that is material to the Company and its Subsidiaries (and not of a general economic, industry or market nature, except to the extent the Company is affected in a beneficially disproportionate manner compared to other companies that operate in the Company’s industry sector and which other companies conduct substantially the same businesses as the Company and the Company Subsidiaries currently operating), taken as a whole, that was not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement, and which event, state of facts, change, discovery, development or circumstance becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event shall any of the following constitute a Company Intervening Event: (i) any Company Takeover Proposal or Superior Company Proposal, or any inquiry, offer or proposal that constitutes or that reasonably can be expected to lead to or result in any Company Takeover Proposal or Superior Company Proposal; or (ii) any change in the price or trading volume of the Company Common Stock or the Company’s credit rating (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Event).

“Company Material Adverse Effect” means any effect, or any change, event, development, state of facts or occurrence, individually or in the aggregate, materially adverse on or to the (a) business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) ability of the Company to consummate the Merger and the other Transactions prior to the Outside Date; provided, however, that none of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, or effects of weather, natural disaster or acts of God, (ii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iii) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates (including, for avoidance of doubt, if California Assembly Bill No. 199 is enacted into Law), (iv) changes in GAAP or any authoritative interpretation thereof, (v) any failure of the Company to meet its internal or published earnings, revenue, cash flows or EBITDA forecasts, projections, guidance, or estimates or any budgets or financial or operating plans, or any change or prospective change to the Company’s credit ratings (but not the underlying causes of any such failure or change to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (x) of this definition), (vi) the negotiation, announcement, execution, delivery, consummation or pendency of this

Agreement or of the Transactions (including any effect thereof on the relationships of the Company or any Company Subsidiary with their customers, suppliers, employees or competitors; provided, that the Company complies in all material respects with its covenants and agreements in the first sentence in the prefatory paragraph of Section 5.01 (Conduct of Business by the Company)), (vii) any litigation arising from any alleged breach of fiduciary duty or other violation of Law relating to this Agreement or the Transactions, (viii) any action taken or omission to act by the Company, its controlled Affiliates or any other Person that is expressly contemplated or required by this Agreement or the Exhibits or Schedules hereto, (ix) actions taken or not taken at the request or with the consent of Parent, or (x) any breach, violation or non-performance by Parent or Merger Sub of any of their obligations under this Agreement; provided, however, that any effects resulting from the matters referred to in clause (i), clause (ii) or clause (iii) above shall not be disregarded and shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur, to the extent of any disproportionate impact thereof on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the Company’s industry and in the same geographic region. Changes in the trading prices or trading volume of Company Common Stock, in and of themselves, shall not constitute or contribute to a “Company Material Adverse Effect,” but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect to the extent not otherwise excluded from this definition.

“Company Stock Plan” means the UCP, Inc. 2013 Long-Term Incentive Plan, filed on May 12, 2014.

“Company Takeover Proposal” means any offer or proposal made by any Person (other than the Company, any Company Subsidiary, PICO, Parent or Merger Sub) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to or providing for, in any single transaction or series of related transactions (other than the Merger and the other Transactions), directly or indirectly, any (i) purchase, sale, lease, license, assignment, transfer, exchange or other disposition of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company or to which 20% or more of the Company’s earnings power or revenues are attributable; (ii) acquisition of 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock; (iii) tender or exchange offer that, if consummated, would result in any such Person(s) or group owning 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock; (iv) issuance by the Company or any Company Subsidiary of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock; (v) merger, business combination, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary pursuant to which any Person, group or such Person’s or group’s stockholders (other than the stockholders of the Company (as a group) immediately prior to the consummation of such transaction) would beneficially own 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock or other equity securities of the Company resulting, directly or indirectly, from any such transaction; or (vi) any combination of the foregoing types of transactions if the total percentage of the Company’s consolidated assets, earnings power and/or revenues involved is 20% or more, or if such Person(s) or group (or the stockholders of such Person(s) or group) would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock.

“Company Trade Secrets” means all rights under applicable US state trade secret laws as are applicable to know-how and confidential information that are material to the business of the Company or the Company Subsidiaries as presently conducted.

“Environmental Laws” means any and all Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of the environment, the preservation or reclamation of natural resources or to the management, Release or threatened Release of Hazardous Materials.

“Environmental Permits” means any permit, registration, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Filed Company SEC Documents” means the reports, schedules, forms, statements and other documents (including the exhibits and other information incorporated therein) filed with or furnished to the SEC by the Company and publicly available before the date hereof.

“Filed Parent SEC Documents” means the reports, schedules, forms, statements and other documents (including the exhibits and other information incorporated therein) filed with or furnished to the SEC by Parent and publicly available before the date hereof.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Hazardous Materials” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam, and (b) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“Intellectual Property” means (a) patents and patent applications, (b) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications therefor, (c) copyrights in both published and unpublished works, and (d) rights under applicable US state trade secret laws as are applicable to know-how and confidential information.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity or other Person (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (a) the Company, means the actual knowledge (after due inquiry) as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Exhibit B, and (b) Parent, means the actual knowledge (after due inquiry) as of the date hereof of any fact, circumstance or condition of those officers of Parent and Merger Sub set forth on Exhibit C.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute or other law (including common law), ordinance, rule, or regulation, including the rules and regulations of any national securities exchange on which the Company Common Stock is listed for trading.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“NYSE” means the New York Stock Exchange, Inc.

“Offsite Facility” means any real property which is not presently owned, leased or occupied by the Company or any Company Subsidiary.

“Parent ERISA Affiliate” means each Parent Subsidiary and any other person or entity under common control with Parent or any Parent Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder and/or Section 4001(b)(i) of ERISA.

“Parent Intellectual Property” means all material Intellectual Property (a) owned by Parent or any Parent Subsidiaries, and (b) used by Parent or any Parent Subsidiaries in the business Parent or the Parent Subsidiaries as of the date hereof.

“Parent Offsite Facility” means any real property which is not presently owned, leased or occupied by Parent or any Parent Subsidiary.

“Parent Trade Secrets” means all rights under applicable US state trade secret laws as are applicable to know-how and confidential information that are material to the business of Parent or the Parent Subsidiaries as presently conducted.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person or that is otherwise taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Parent Material Adverse Effect” means any effect, or any change, event, development, state of facts or occurrence, individually or in the aggregate, materially adverse on or to the (a) business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) ability of Parent and Merger Sub to consummate the Merger and the other Transactions prior to the Outside Date; provided, however, that none of the following shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, or effects of weather, natural disaster or acts of God, (ii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iii) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates (including, for avoidance of doubt, if California Assembly Bill No. 199 is enacted into Law), (iv) changes in GAAP or any authoritative interpretation thereof, (v) any failure of Parent to meet its internal or published earnings, revenue, cash flows or EBITDA forecasts, projections, guidance, or estimates or any budgets or financial or operating plans, or any change or prospective change to the Company’s credit ratings (but not the underlying causes of any such failure or change to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (x) of this definition), (vi) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or of the Transactions (including any effect thereof on the relationships of Parent or any Parent Subsidiary with their customers, suppliers, employees or competitors; provided, that Parent complies in all material respects with its covenants and agreements in the first sentence in the prefatory paragraph of Section 5.03 (Conduct of Business by Parent)), (vii) any litigation arising from any alleged breach of fiduciary duty or other violation of Law relating to this Agreement or the Transactions, (viii) any action taken or omission to act by Parent, its controlled Affiliates or any other Person that is expressly contemplated or required by this Agreement or the Exhibits or Schedules hereto, (ix) actions taken or not taken at the request or with the consent of the Company, or (x) any breach, violation or non-performance by the Company or any of its controlled Affiliates of any of their obligations under this Agreement; provided, however, that any effects resulting from the matters referred to in clause (i), (ii) or (iii) above shall not be disregarded and shall be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur, to the extent of any disproportionate impact thereof on Parent and the Parent Subsidiaries, taken as a whole, as compared to other companies operating in Parent’s industry and in the same geographic region. Changes in the trading prices or trading volume of Parent Common Stock, in and of themselves, shall not constitute or contribute to a “Parent Material Adverse Effect,” but the underlying causes thereof may constitute or contribute to a Parent Material Adverse Effect to the extent not otherwise excluded from this definition.

“Parent Options” means any options to purchase shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent Restricted Stock” means any shares of Parent Common Stock, subject to forfeiture restrictions or other restrictions, granted pursuant to the Parent Stock Plan.

“Parent Restricted Stock Unit” means a right to receive one share of Parent Common Stock or, in lieu thereof, the fair market value of such share of Parent Common Stock in cash, which may be subject to forfeiture restrictions or other restrictions, granted pursuant to the Parent Stock Plan.

“Parent Stock Plan” means the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan, filed as Exhibit 10.1 to Amendment No. 2 to the Registration Statement on Form S-1 of Parent (File No. 333-195678) filed with the SEC on May 30, 2014.

“Parent Stock Value” means the average closing sale price of a share of Parent Common Stock as reported on the NYSE for the five consecutive trading days ending on and including the second complete trading day immediately preceding the Closing Date.

“Permitted Lien” means (a) such Liens as are set forth in Company Schedule 3.08 or Company Schedule 3.09(a), (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and in respect of which adequate reserves have been set aside in accordance with GAAP or that may hereafter be paid without penalty, (c) Liens that secure obligations reflected on the most recent balance sheet included in the Company Financial Statements or Liens the existence of which is referred to in the notes to the most recent balance sheet included in the Company Financial Statements and Liens incurred in the Ordinary Course of Business since the date of the most recent such Company Financial Statements, (d) easements, covenants, rights-of-way and other similar restrictions of record, (e) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made before the Closing, (f) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions, (g) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, and (h) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“PICO Membership Interests” means the Series A Units held by PICO as designated in the UCP LLC Agreement.

“Proceeding” means any suit, arbitration, action, investigation, inquiry or proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” means the Proxy statement of the Company filed with the SEC and mailed to the holders of Company Common Stock relating to the adoption, by the Company’s stockholders at the Company Stockholders Meeting, of this Agreement.

“Related Person” means, with respect to any Person, (a) the former, current and future stockholders, Representatives, Affiliates and assignees of such Person; and (b) any former, current or future stockholder, Representative, Affiliate or assignee of any Person described in clause (a).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or emanation of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Representative” means, with respect to any Person, any direct or indirect Subsidiary of such Person, or any officer, director, employee, controlled Affiliate, investment banker, attorney, accountant or other agent, consultant, advisor or representative of such Person or any direct or indirect Subsidiary of such Person.

“S-4 Registration Statement” means Parent’s Registration Statement on Form S-4, including any amendments and/or supplements thereto, filed by Parent with the SEC to register under the Securities Act the offering, sale, and issuance, to the holders of Company Common Stock in the Merger, of shares of Parent Common Stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Standstill Agreements” means, together, (a) the letter agreement, dated March 17, 2015, as amended by the Amendment No. 1 to March 2015 Standstill Agreement, dated March 14, 2017, each by and among the Company, UCP LLC, and Parent, and (b) the letter agreement, dated October 16, 2015, as amended by the Amendment No. 1 to October 2015 Standstill Agreement, dated March 14, 2017, each by and among Parent, the Company, and PICO.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the Equity Interests of which) is owned directly or indirectly by such first Person; provided, however, that for the avoidance of doubt, UCP, LLC shall be deemed to be a Subsidiary of the Company.

“Superior Company Proposal” means a bona fide, written Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “20% or more” shall be replaced by “80%” for purposes of this definition) made by any Person(s) or “group” (within the meaning of Section 13(d) of the Exchange Act) that the Company Board determines in good faith, After Consultation, and after (i) taking into account all legal, regulatory and other aspects of such proposal (including any break-up and expense reimbursement fees, conditions to consummation, and whether the transactions contemplated by the proposal are reasonably capable of being consummated on a timely basis in accordance with their terms) and (ii) giving effect to any binding proposal made by Parent and considered and negotiated in good faith by the Company as required by Section 5.02(e)(C)(x) (Change in Recommendation Permitted in Certain Circumstances), is more favorable to the holders of Company Common Stock, from a financial point of view, than the Merger and the other Transactions contemplated by this Agreement, and for which , in the case of any cash consideration, all requisite cash funds are or will be immediately available or will be committed by identified financing sources at the time of signing a definitive transaction agreement.

“Tax” or “Taxes” means, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury

Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any attachment thereto.

“UCP LLC Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of UCP LLC, dated as of July 23, 2013.

“willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge or intention that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 9.04    Interpretation. When a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if.” References to a Person are also to its permitted successors and assigns. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as, from time to time, amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, including by succession of comparable successor statutes. Any disclosure set forth in any Company Schedule or Parent Schedule shall be deemed set forth for purposes of any other Company Schedule or Parent Schedule, as the case may be, to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other Schedule. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Any document, list or other item shall be deemed to have been “made available” to Parent or the Company, as applicable, for all purposes of this Agreement if such document, list or other item was posted in the electronic data room established by the Company or Parent, as applicable, in connection with the Transactions, or was set forth in a Filed Company SEC Document or Filed Parent SEC Document, as applicable, or a physical or electronic copy thereof was delivered or otherwise made available to the Company or Parent, as applicable, or their respective Representatives. Whenever a consent or approval of the Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party duly authorized to so act by resolution of the board of directors of such party.

Section 9.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.06    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07    Entire Agreement; No Third-Party Beneficiaries; Etc. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the Standstill Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including the Merger and the other Transactions. Except for Section 6.05 (Indemnification), as to which the rights to indemnification and other covenants expressed therein shall inure to the benefit of the persons to or in favor of whom such rights and covenants are granted or made, as applicable (such persons, the “Indemnified Parties”) and shall be enforceable by such Indemnified Parties, nothing contained in this Agreement or the Exhibits and Schedules hereto is intended to confer upon any Person, other than Parent, Merger Sub, and the Company, any rights or remedies. Notwithstanding the preceding sentence, following the Effective Time, the provisions of Sections 2.01 (Effect on Capital Stock) and 2.02 (Exchange of Certificates) shall be enforceable by holders of Certificates, and the provisions of Section 2.03 (Treatment of Company Options, Company Restricted Stock Units and Equity Plans) shall be enforceable by holders of Company Options and Company Restricted Stock Units. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the acquisition of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary strategic business combination partner in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the acquisition of the Company or the other Transactions or this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further expanded, limited or excluded pursuant to the express terms of this Agreement). The parties hereby agree that no party hereto shall have any remedy or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not expressly set forth in this Agreement.

Section 9.08    Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT OR CONDITION TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

Section 9.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10    Enforcement. Notwithstanding anything to the contrary in this Agreement, but except as set forth in Section 6.06(d) (Fee to Parent upon Termination; Exclusive Remedy), the parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. It is accordingly agreed that, except as set forth in Section 6.06(d), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.11 (Venue; Waiver of Trial by Jury; Etc.), without any proof of actual damages (and each of Parent, Merger Sub, and the Company hereby waives any requirement for the securing or posting of any bond or surety in connection with such remedy), this being in addition to any other remedy to which Parent, Merger Sub, or the Company may be entitled under the Agreement, at law or in equity.

Section 9.11    Venue; Waiver of Trial by Jury; Etc.

(a)    Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)    Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9.02 (Notices) or in any other manner permitted by applicable Law will be effective service of process for any Proceeding brought against it by the other party in connection with Section 9.11(a) (Personal Jurisdiction; Venue); provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 9.11 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.11 and will not be deemed to confer rights on any Person other than the parties.

(c)    EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Name:	Dale Francescon
Title:	Chairman of the Board and Co-Chief Executive Officer

MERGER SUB:

CASA ACQUISITION CORP.

By:	/s/ Dale Francescon
Name:	Dale Francescon
Title:	President

COMPANY:

UCP, INC.

By:	/s/ Dustin L. Bogue
Name:	Dustin L. Bogue
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

CASA ACQUISITION CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Casa Acquisition Corp.

SECOND. The address of the corporation’s registered office in the State of Delaware is c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, in the city of Dover, County of Kent, 19904. The name of the registered agent at such address upon whom process against the corporation may be served is National Corporate Research, Ltd.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

FIFTH. The incorporator of the corporation is Barbara J. Cowell c/o Greenberg Traurig, LLP, whose mailing address is 1840 Century Park East, Suite 1900, Los Angeles, California 90067.

SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

A-1

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth.

TENTH. The powers of the incorporator are to terminate upon the filing of this certificate of incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation and until such directors’ successors are duly elected and qualified or until such directors’ earlier deaths, resignations or removals, are:

Dale Francescon

c/o Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Robert J. Francescon

c/o Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

David L. Messenger

c/o Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 7th day of April, 2017.

Barbara J. Cowell
Incorporator

A-2

EXHIBIT B

Company Knowledge Group

•	Dustin L. Bogue, President and Chief Executive Officer

•	James M. Pirrello, Chief Financial Officer, Treasurer and Chief Accounting Officer

•	W. Allen Bennett, Corporate Vice President/General Counsel

B-1

EXHIBIT C

Parent Knowledge Group

•	Dale Francescon, Chairman of the Board and Co-Chief Executive Officer

•	Robert J. Francescon, Co-Chief Executive Officer and President

•	David L. Messenger, Chief Financial Officer and Secretary

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